Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-143846

PROSPECTUS

UNICORP, INC.
10,555,685 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholder of up to 10,555,685 shares of our common stock underlying secured convertible debentures in the face amount of $7,000,000. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder may be deemed an underwriter of the shares of common stock which it is offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “UCPI”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 12, 2007, was $0.19.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

All references herein to our fiscal year and our fiscal year end represent the twelve months ended December 31 and December 31, respectively, and all references herein to our fiscal quarters ended refer to March 31, June 30 and September 30, as appropriate.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and accompanying notes included elsewhere in this prospectus, before making an investment decision. Unless the context clearly indicates otherwise, references in this prospectus to “we,” “us,” “our” and “Unicorp” refer to Unicorp, Inc. and its subsidiaries on a consolidated basis.

UNICORP, INC.

    We are engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from conventional reservoirs within the United States. A majority of our operations are currently in the states of Louisiana, Mississippi and Texas. Effective June 1, 2005, we acquired an approximate 35% working interest in the Abbeville Field located in Vermillion Parish, Louisiana. In mid-2005, we acquired additional working interests from individuals in the Abbeville Field which has resulted in us owning a 95.4% and 72.7% working interest in each well, respectively. In June 2005, we obtained a 40% before payout working interest, 30% after payout working interest, in the North Edna prospect to drill an approximate 9,000 foot test well in Jefferson Davis Parish, Louisiana. The Lejuene Well No. 1 was drilled to a total depth of approximately 8,800 feet and encountered approximately 10 feet of oil pay in the Nonion Struma section. The well was completed during the second quarter of 2006 and initially produced at approximately 120 barrels of oil per day beginning in August 2006. The current formation from which the well was producing has depleted and the well has been recompleted to a new formation uphole from the existing depleted formation and as of October 12, 2007, is producing approximately 110 barrels of oil per day. We also entered into an agreement to drill an approximate 6,800 foot well to test the Upper Tuscaloosa formation in Greene County, Mississippi. The Lee Walley Estate Well No. 1 was drilled to a total depth of approximately 6,925 feet and encountered approximately six feet of oil pay sands. The well has been completed and initially produced at approximately 85 barrels of oil per day and as of October 12, 2007, is producing approximately 32 barrels of oil per day. We have a 60% working interest and an approximate 47.55% net revenue interest. In September 2006, we entered into a farmout agreement to participate in the South Creole prospect located in Cameron Parish, Louisiana. The South Creole prospect was drilled to a depth of approximately 11,300 feet to test the Planulina A sand. We have a 28.33% before payout working interest and an approximate 21% net revenue interest in the well. Electric logs indicated approximately 35 feet of pay sand in the Planulina A sand. During May 2007, the well began producing and as of October 12, 2007, is producing approximately 2,800 Mcf of gas per day and 45 barrels of condensate per day.

Effective June 1, 2007, we closed on a transaction to acquire a 100% working interest in the Welsh Field located in Jefferson Davis Parish, Louisiana. The purchase price was $1,300,000. At the time, the Welsh Field had two wells producing approximately 45 barrels of oil per day, two salt water disposal wells and an additional ten wells which were not producing. Upon closing of the purchase, we immediately begin operations to repair the wells which were not producing due to mechanical problems and/or recomplete into new formations those wells identified to be recompleted. We have successfully repaired two of the wells and as of October 12, 2007, the Welsh Field is producing approximately 82 barrels of oil per day.

In addition to the foregoing, we have entered into agreements to participate in three drilling prospects; one in Brazoria, one in Henderson, and one in Henderson/Anderson Counties, Texas with working interests between 21.64% and 33.33%. We intend to expend our capital resources to develop these projects and development of the Welsh Field and seek out additional opportunities for drilling of conventional reserves and acquire oil and gas producing reserves onshore within the continental United States.

    Our ability to generate additional revenues and continue our planned principal business activity is dependent upon our successful efforts to raise additional equity financing and generate significant revenue. We incurred net losses of $3,310,279 and $2,749,011 for the fiscal years ended December 31, 2006 and 2005, respectively. For the six months ended June 30, 2007, we incurred a net loss of $3,006,020. The proceeds raised by us may not be sufficient to complete any of the above objectives. Should the proceeds raised by us not be sufficient to complete the above objectives, we may be required to scale back our operations.

Our principal executive offices are located at 5075 Westheimer Road, Suite 975, Houston, Texas 77056 and our telephone number is (713) 402-6700. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholder	Up to 10,555,685 shares of common stock underlying secured convertible debentures.

Common stock to be outstanding after the offering	Up to 111,620,942 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock

Over-The-Counter Bulletin Board Symbol	UCPI

The above information regarding common stock to be outstanding after the offering is based on 101,065,257 shares of common stock outstanding as of October 12, 2007 and assumes the conversion of the debentures.

MAY 17, 2007 SECURED CONVERTIBLE DEBENTURE FINANCING

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.), an accredited investor, on May 17, 2007 for the sale of $7,000,000 in secured convertible debentures. They will provide us with an aggregate of $7,000,000 as follows:

• $3,500,000 was disbursed on May 17, 2007;

• $2,000,000 was disbursed on June 29, 2007; and

• $1,500,000 will be disbursed within three days after the effectiveness of this registration statement.

Accordingly, we have received a total of $5,500,000, less a 10% commitment fee of $550,000 and a $15,000 structuring fee for net proceeds of $4,935,000 pursuant to the Securities Purchase Agreement.

In connection with the securities purchase agreement, we issued YA Global Investments warrants to purchase an aggregate of 8,121,500 warrants as follows:

• warrant to purchase 2,545,000 shares of common stock exercisable at $0.55 per share;
• warrant to purchase 2,154,000 shares of Common Stock exercisable at $0.65 per share;
• warrant to purchase 1,867,000 shares of Common Stock exercisable at $0.75 per share; and
• warrant to purchase 1,555,500 shares of Common Stock exercisable at $0.90 per share.

All of the warrants expire five years from the date of issuance.

The convertible debentures bear interest at 9%, mature 30 months from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option, at a rate of $0.50 per share, subject to adjustment. Based on this conversion price, the $7,000,000 in secured convertible debentures, excluding interest, are convertible into 14,000,000 shares of our common stock. The investor has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As we are only registering 10,555,685 shares of common stock pursuant to this registration statement, this is not a sufficient number of shares if all of the secured convertible debentures are converted at this time. Pursuant to our registration rights agreement, we are required to register a sufficient number of shares issuable upon conversion of the convertible debentures and exercise of their warrants, which is currently 22,121,500 shares of common stock, however, the number of shares registered is not to exceed 30% of the issued and outstanding shares of our common stock (less any shares of common stock held by our affiliates) minus 10,000 shares of common stock. As of the filing deadline, we determined the number of shares of common stock issued and outstanding not held by affiliates to be 35,218,950. If required pursuant to our registration rights agreement and in accordance with SEC regulations, we will file additional registration statements in the future to register additional shares of common stock issuable upon conversion of the secured convertible debentures and/or exercise of the warrants.

The conversion price of the secured convertible debentures will be adjusted in the following circumstances:

•
If we pay a stock dividend, engage in a stock split, reclassify our shares of common stock or engage in a similar transaction, the conversion price of the secured convertible debentures will be adjusted proportionately;

•
If we issue rights, options or warrants to all holders of our common stock (and not to YA Global Investments) entitling them to subscribe for or purchase shares of common stock at a price per share less than $0.50 per share, other than issuances specifically permitted by the securities purchase agreement then the conversion price of the secured convertible debentures will be adjusted on a weighted-average basis;

•
If we issue shares, other than issuances specifically permitted by the securities purchase agreement of our common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of our common stock, at a price per share less than $0.50 per share, then the conversion price will be adjusted to such lower price on a full-ratchet basis;

•
If we distribute to all holders of our common stock (and not to YA Global Investments) evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any security, then the conversion price of the secured convertible debenture will be adjusted based upon the value of the distribution as a percentage of the market value of our common stock on the record date for such distribution;

•
If we reclassify our common stock or engage in a compulsory share exchange pursuant to which our common stock is converted into other securities, cash or property, YA Global Investments will have the option to either (i) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (ii) demand that we prepay the secured convertible debentures;

•
If we engage in a merger, consolidation or sale of more than one-half of our assets, then YA Global Investments will have the right to (i) demand that we prepay the secured convertible debentures, (ii) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (iii) in the case of a merger or consolidation, require the surviving entity to issue a convertible debenture with similar terms; and

•
If there is an occurrence of an event of default, as defined in the secured convertible debentures, or the secured convertible debentures are not redeemed or converted on or before the maturity date, the secured convertible debentures shall be convertible into shares of our common stock at the lower of (i) the then applicable conversion price; (ii) 90% of the average of the three lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, during the 10 trading days immediately preceding the date of conversion; or (iii) 20% of the volume weighted average prices of our common stock, as quoted by Bloomberg, LP, on May 17, 2007.

In connection with the securities purchase agreement, we also entered into a registration rights agreement providing for the filing, by July 2, 2007, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than October 13, 2007 and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) May 17, 2009. In the event of a default of our obligations under the registration rights agreement, we are required to pay to YA Global Investments, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 1% of the liquidated value of the then outstanding secured convertible debentures, up to a maximum amount of 12%.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting them a first priority security interest in certain of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History of Losses Which May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

    We incurred a net loss of $3,310,279 for the fiscal year ended December 31, 2006, and a net loss of $2,749,011 for the fiscal year ended December 31, 2005. For the six months ended June 30, 2007, we incurred a net loss of $3,006,020. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that our future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If We Are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

We will require up to $4.4 million to sustain and expand our exploration and drilling activities. We do not anticipate that we will require additional funding to fund our continued operations for the next twelve months, depending on revenue from operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to expand our business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

We Are Currently Dependent on Other Oil and Gas Operators for Operations on Our Properties.

    Some of our current operations are properties in which we own a minority interest. As a result, the drilling and operations are conducted by other operators, upon which we are reliant for successful drilling and revenues. In addition, as a result of our dependence on others for operations on our properties, we have limited control over the timing, cost or rate of development on such properties. As a result, drilling operations may not occur in a timely manner or take more time than we anticipate as well as resulting in higher expenses. The inability of these operators to adequately staff or conduct operations on these properties, or experience a short-fall in funding their proportionate interest, could have a material adverse effect on our revenues and operating results.

The Potential Profitability of Oil and Gas Ventures Depends Upon Factors Beyond Our Control.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

The Oil and Gas Industry Is Highly Competitive and There Is No Assurance That We Will Be Successful In Acquiring Leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed.

If Natural Gas or Crude Oil Prices Decrease or Our Exploration and Development Efforts Are Unsuccessful, We May Be Required to Take Write Downs.

Our financial statements are prepared in accordance with generally accepted accounting principles. The reported financial results and disclosures were developed using certain significant accounting policies, practices and estimates, which are discussed in the Management’s Discussion and Analysis of Financial Condition and Plan of Operations section. We follow the full cost method of accounting for our oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities are capitalized. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized. The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers. Excluded from amounts subject to depletion are costs associated with unevaluated properties. Natural gas and crude oil are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil. Net capitalized costs are limited to the lower of unamortized costs net of deferred tax or the cost center ceiling. The cost center ceiling is defined as the sum of (i) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for contract provisions and financial derivatives that hedge its oil and gas reserves; (ii) the cost of properties not being amortized; (iii) the lower of cost or market value of unproved properties included in the cost center being amortized and; (iv) income tax effects related to differences between the book and tax basis of the natural gas and crude oil properties. A write down of these capitalized costs could be required if natural gas and/or crude oil prices were to drop precipitously at a reporting period end. Future price declines or increased operating and capitalized costs without incremental increases in natural gas and crude oil reserves could also require us to record a write down.

Reserve Estimates Depend on Many Assumptions that May Turn Out to Be Inaccurate and Any Material Inaccuracies in These Reserve Estimates or Underlying Assumptions May Materially Affect the Quantities and Present Value of Our Reserves.

The process of estimating natural gas and crude oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves disclosed.

In order to prepare these estimates, we and independent petroleum engineers engaged by us must project production rates and timing of development expenditures. We and the engineers must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions with respect to natural gas and crude oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and crude oil reserves are inherently imprecise.

Actual future production, natural gas and crude oil prices and revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and crude oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves disclosed herein. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and crude oil prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues disclosed herein is the current market value of our estimated crude oil reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by natural gas and crude oil purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of natural gas and crude oil properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our business or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

Oil and Gas Operations Are Subject to Comprehensive Regulation Which May Cause Substantial Delays or Require Capital Outlays in Excess of Those Anticipated Causing an Adverse Effect on Our Company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and Production Activities Are Subject to Environmental Regulations Which May Prevent or Delay the Commencement or Continuance of Our Operations.

In general, our exploration and production activities are subject to federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners and we maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory Drilling Involves Many Risks and We May Become Liable for Pollution or Other Liabilities Which May Have an Adverse Effect on Our Financial Position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and results of operations.

Any Change to Government Regulation/Administrative Practices May Have a Negative Impact on Our Ability to Operate and Our Profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

If We Are Unable to Identify and Complete Future Acquisitions, We May Be Unable to Continue Our Growth.

A portion of our growth has been due to acquisitions of producing properties. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider to be favorable to us. However, we may not be able to identify suitable acquisition opportunities. Even if we identify favorable acquisition targets, there is no guarantee that we can acquire them on reasonable terms or at all. If we are unable to complete attractive acquisitions, the growth that we have experienced recently may decline.

The successful acquisition of producing properties requires an assessment of recoverable reserves, exploration potential, future natural gas and crude oil prices, operating costs, potential environmental and other liabilities and other factors beyond our control. These assessments are inexact and their accuracy inherently uncertain and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

In addition, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geological characteristics or geographic location than our existing properties.

If We Are Unable to Retain the Services of Messrs. Munn or Chase or If We Are Unable to Successfully Recruit Qualified Managerial and Field Personnel Having Experience in Oil and Gas Exploration, We May Not Be Able to Continue Our Operations.

    Our success depends to a significant extent upon the continued services of Mr. Robert P. Munn, our Chief Executive Officer and a director and Mr. Carl A. Chase, our Chief Financial Officer and a director. Loss of the services of Messrs. Munn or Chase could have a material adverse effect on our growth, revenues, and prospective business. We do not have key-man insurance on the life of Messrs. Munn or Chase. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration and production business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Delays in Obtaining Oil Field Equipment and Increasing Drilling and Other Service Costs Could Adversely Affect Our Ability to Pursue Our Drilling Program.

Due to the recent record high oil and gas prices, there is currently a high demand for and a general shortage of drilling equipment and supplies. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling equipment, crews and associated supplies, equipment and services. We believe that these shortages could continue. In addition, the costs and delivery times of equipment and supplies are substantially greater now than in prior periods. Accordingly, we cannot assure you that we will be able to obtain necessary drilling equipment and supplies in a timely manner or on satisfactory terms, and we may experience shortages of, or material increases in the cost of, drilling equipment, crews and associated supplies, equipment and services in the future. Any such delays and price increases could adversely affect our ability to pursue our drilling program.

Our Principal Stockholders, Officers and Directors Own a Controlling Interest in Our Voting Stock and Investors Will Not Have Any Voice in Our Management.

Our officers and directors, along with two additional stockholders, own approximately 72% of all votes by our shareholders. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our certificate of incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors, executive officers and principal stockholders collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our Independent Registered Public Accounting Firm Has Identified Deficiencies in the Design or Operation of Our Internal Controls that it Considers to be Material Weaknesses in the Effectiveness of Our Internal Controls Pursuant to Standards Established by the Public Company Accounting Oversight Board and an Investment Under these Circumstances Could be Speculative and Risky.

    In connection with the completion of its audit of, and the issuance of a report on March 20, 2007, except to Note 2 as to which the date is April 2, 2007, of our financial statements for the year ended December 31, 2006, Thomas Leger & Co., L.L.P. identified deficiencies in the design or operation of our internal controls that it considers to be material weaknesses in the effectiveness of our internal controls pursuant to standards established by the Public Company Accounting Oversight Board. A “material weakness” is a deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

We concur with the material weaknesses, as follows:

We have inadequate segregation of duties within each of our accounting processes and a lack of sufficient monitoring controls over these processes to mitigate this risk. The responsibilities assigned to the our Chief Financial Officer include substantially all financial reporting and accounting functions with no additional personnel in our company having an adequate knowledge of accounting principles and practices. Accordingly, the preparation of financial statements and related functional and monitoring controls has not been segregated. In addition, we lack procedures to properly account for non-routine transactions and preparation of certain financial statement disclosures in accordance with U.S. generally accepted accounting principles.

On April 2, 2007, our independent registered public accounting firm identified an error that had resulted in the misstatement of previously reported depletion expense. On April 2, 2007, management and the Board of Directors concluded that we would amend our previously filed Form 10-KSB for the year ended December 31, 2006, to correct our reported depletion expense.

In accordance with Exchange Act Rules 13a-15 and 15d-15, and after notification from our independent registered public accounting firm regarding the misstatement, we have re-evaluated, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2006. Based upon this re-evaluation the Chief Executive Officer and Chief Financial Officer have concluded that our current disclosure controls and procedures are not effective in ensuring that the information required to be disclosed is recorded, processed, summarized and reported, within the time periods specified in the Commission's rule and forms and is accumulated and communicated to our management, including our Chief Executive Officer (the principal executive officer) and Chief Financial Officer (the principal accounting and financial officer) as appropriate to allow timely decisions regarding required disclosure.

We are committed to improving our financial organization. As part of this commitment, we have created a segregation of duties consistent with control objectives and have increased our personnel resources and technical accounting expertise within the accounting function to resolve non-routine or complex accounting matters. In addition, we have taken the following actions to enhance our internal controls:

(i) For all non-routine and complex accounting matters, we will retain the services of an independent accounting and/or valuation firm to provide financial advisory assistance. In this regard, we have retained an independent valuation firm to address the issues underlying evaluating and valuing “embedded” derivatives involving SFAS No. 133 and accounting for hybrid financial instruments; and

(ii) We have emphasized enhancement of the segregation of duties. To this end, we have hired a qualified oil and gas accounting manager to perform the daily accounting functions and subsequent reporting requirements to management. In addition, we have contracted an outside oil and gas operations firm to oversee field operations of our oil and gas properties to include receipt and approval of field operations work tickets for matching with field operations invoices which are ultimately approved by management for payment. We have also hired an office manager who is responsible for executive office costs and invoice approvals to be processed by the accounting manager for payment. Additional operations personnel may be hired prior to the end of this fiscal year to further provide for a segregation of duties and enhancement of our internal controls.

These identified weaknesses continued to exist as of the end of the period ended June 30, 2007.

We will continue to monitor and evaluate the effectiveness of our disclosure controls and procedures and our internal controls over financial reporting on an ongoing basis and are committed to taking further action and implementing additional enhancements or improvements, as necessary.

We are responsible for maintaining adequate controls over our financial processes and reporting. If we are unable to implement the remedial actions necessary and generally maintain the effectiveness of our disclosure controls and procedures and internal controls so as to insure that all of the information required to be reported in our periodic reports was recorded, processed, summarized, and reported, within the time periods specified in the Commission's rules and forms, we will not be able to provide reliable financial reports, our results of operations could be misstated and our reputation may be harmed. Accordingly, any investment by you in our company under these conditions could be speculative and risky.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That May Be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

    As of October 12, 2007, we had 101,065,257 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 11,000,000 shares of common stock and outstanding warrants to purchase 8,121,500 shares of common stock. Additionally, we have an obligation to sell secured convertible debentures that may be converted into 3,000,000 shares of common stock in the near future. The shares registered hereunder that are issuable upon conversion of the secured convertible debentures may be sold pursuant to this registration statement upon effectiveness. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the debenture holder may not convert its convertible debentures and/or exercise its warrants if such conversion or exercise would cause it to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of its holdings, selling these shares and then converting the rest of its holdings. In this way, the debenture holder could sell more than this limit while never holding more than this limit.

If We Are Required for Any Reason to Repay Our Outstanding Secured Convertible Debentures, We Would Be Required to Deplete Our Working Capital, if Available, or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, if Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In May 2007, we entered into a securities purchase agreement for the sale of $7,000,000 principal amount of secured convertible debentures. The secured convertible debentures are due and payable, with 9% interest, 30 months from the date of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the securities purchase agreement or related secured convertible debentures, the assignment or appointment of a receiver to control a substantial part of our properties or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the secured convertible debentures, including a default interest rate on the outstanding principal balance of the secured convertible debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible debentures will be converted into shares of our common stock, in accordance with the terms of the secured convertible debentures. If we were required to repay the secured convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the secured convertible debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or possibly cease operations.

If An Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Debentures or Security Agreements, the Investor Could Take Possession of All Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting it a first priority security interest in certain of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the securities purchase agreement, secured convertible debentures or security agreement, the investor has the right to take possession of the collateral, to operate our business using the collateral, and has the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock:

If We Fail to Remain Current in Our Reporting Requirements, We Could Be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock Is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities Is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The following table sets forth the quarterly high and low bid information for our common stock as reported by the National Association of Securities Dealers' Over-The-Counter Bulletin Board for the periods indicated below. The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Fiscal Year 2005		Fiscal Year 2006		Fiscal Year 2007
	High	Low	High	Low	High	Low
First Quarter	$3.10	$1.01	$2.14	$0.55	$0.47	$0.30
Second Quarter	$2.15	$0.35	$1.10	$0.46	$0.44	$0.33
Third Quarter	$1.85	$0.90	$1.02	$0.62	$0.36	$0.19
Fourth Quarter	$1.82	$0.60	$0.81	$0.37	$0.22 (1)	$0.17 (1)

(1)  As of October 12, 2007

Holders

    As of October 12, 2007, we had approximately 1,012 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is OTC Stock Transfer Inc., 231 East 2100 South Suite F, Salt Lake City, Utah 84114.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. By the terms of our agreements with YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.), we are required to obtain the prior written consent of YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.) prior to paying dividends or redeeming shares of our stock while the secured convertible debentures are outstanding. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as our Board of Directors deems relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”
Overview

We are a natural resource company engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids from conventional reservoirs within the United States. A majority of our operations are in the states of Louisiana, Mississippi and Texas.

Results of Operations for the Six Months Ended June 30, 2007 Compared to the Six Months Ended June 30, 2006

Revenue

    For the six months ended June 30, 2007, we generated revenue from the sale of oil and natural gas of $965,902, an increase of $689,173 (249%) over the prior year period. Revenue from the sale of oil was $738,516 for the 2007 period compared to $276,729 for the 2006 period. The price received per barrel was $56.20 for the 2007 period compared to $65.42 for the 2006 period. Oil produced from our North Sand Hill Field has a low gravity and lowers the weighted average price received for all oil sales. The price received for oil sales at North Sand Hill Field was $42.48 per barrel compared to an average of $63.06 for all other oil sales.

Sales of crude oil and condensate increased from 4,230 barrels during the 2006 period to 13,141 barrels during the 2007 period, an increase of 211%. We experienced a decrease in production from our Abbeville Field from 4,230 barrels to 2,897 barrels, which decrease was due to a decline in field production and one well being shut-in for several days for repair. Production from four properties which were not producing during the 2006 period accounted for the increase. These properties were North Edna Field of 4,596 barrels, North Sand Hill Field of 4,379 barrels, South Creole prospect of 403 barrels, and the recently acquired Welsh Field of 866 barrels. The Lejuene Well No. 1 in the North Edna Field has recently depleted the initial reservoir from which it was producing and currently operations are underway to recomplete the well to a formation which has not previously been produced. We anticipate that production from our existing producing properties will continue to increase. The South Creole prospect well began producing on May 15, 2007, and the Welsh Field acquisition was completed effective June 1, 2007.

Effective May 15, 2007, our South Creole prospect began producing at a rate of 3,000 gross Mcf and 45 gross barrels of condensate per day. We recorded revenue of $227,385 from the sale of 29,245 net Mcf’s of natural gas during the period with the average price per Mcf received of $7.78. We anticipate revenue from the sale of natural gas to increase in the future.

Oil and Gas Production Costs and Depletion Expense

    Oil and gas production costs are comprised of the cost of operations, maintenance and repairs and severance taxes of our interests in our producing oil and gas properties. Oil and gas production costs were $285,134 for the six months ended June 30, 2007, compared to $82,933 for the six months ended June 30, 2006. We experienced an increase in lease operating expenses of $147,339 (excluding severance taxes) over the prior year period. The increase was attributable to an increase in the number of producing properties over the prior year period and a major well repair expense on one of our Abbeville Field wells. Lease operating expenses per barrel oil equivalent (BOE) decreased from $14.50 per BOE for the 2006 period to $11.58 per BOE for the 2007 period. We anticipate that lease operating expenses will increase for the balance of fiscal 2007 as a result of the well repair program we have initiated at our recently acquired Welsh Field as we strive to increase production. Severance taxes increased from $21,611 for the 2006 period to $76,473 for the 2007 period, which increase was a result of increased revenue.

Depletion expense was $481,520 for the six months ended June 30, 2007, which was an increase of $252,775 over the prior year period of $228,745. We follow the full cost method of accounting for our oil and gas properties. As the oil and gas properties are evaluated, they are transferred to the full cost pool, either as successful with associated oil and gas reserves, or as unsuccessful with no oil and gas reserves. For the six months ended June 30, 2006, the depletion rate per BOE was $54.08 and for the six months ended June 30, 2007, this rate was $26.73 per BOE. The decrease in the rate per BOE was attributable to the addition of reserves for the North Sand Hill, North Edna, South Creole and Welsh Fields.

Gross Profit (Loss)

    For the six months ended June 30, 2007, we experienced a gross profit from oil and gas operations of $199,248 compared to a gross loss of $34,949 for the 2006 period. We have experienced a significant increase in revenue due to the successful completion of the Lejuene Well No.1, the Lee Walley Estate Well No. 1, the South Creole prospect and the acquisition of Welsh Field. As discussed above, we experienced an increase in oil and gas production costs due to the addition of these producing properties, a well repair at Abbeville Field and increased severance taxes as a result of increased revenue. We experienced a reduction in our depletion rate per BOE for the 2007 period over the 2006 period.

Operating Expenses

    Operating expenses for the six months ended June 30, 2007 were $2,518,559 which was an increase of $319,681 when compared to the prior year period of $2,198,878. The major components of operating expenses this current period are as follows:

·
Office administration - Office administration expenses are comprised primarily of office rent, office supplies, postage, telephone and communications and Internet. Office administration increased from $72,251 for the 2006 period to $113,728 for the 2007 period, an increase of 57%. We moved into our new executive offices during April 2006 which accounted for a majority of the increase in office rent expense of $28,465. We incurred an increase in our Internet and website expenses of $16,659 for development of our website in 2007. Additional office administration expenses which created the increase were telephone and communications, office supplies, maintenance and repairs and general liability insurance.

Payroll and related - Payroll and related expenses decreased from $316,392 for the 2006 period to $268,687 for the 2007 period, a decrease of 15%. Payroll expenses are comprised of salaries, bonuses, payroll taxes and health insurance. During the 2006 period, we employed four individuals. Those employees were our CEO, CFO, former COO and executive assistant, each who earn a specified amount of cash each month and certain other benefits. Our former COO earned a sign-on bonus of $100,000 in accordance with his employment agreement which is included in payroll and related expenses during the 2006 period. During the 2007 period, we employed five employees being our CEO and CFO for the entire six month period and our former COO, field operations manager, executive assistant and administrative clerk for portions of the six month period. We anticipate payroll expenses will increase in the future as we add technical personnel to fully implement our business plan.

·
Investor relations - We continued to invest in our investor relations program during the period to inform current and potential investors of its projects and results of operations. For the six months ended June 30, 2007, we incurred expenses from our investor relations program of $353,640 compared to $596,496 for the 2006 period. We intend to continue to incur these costs in the future to keep our investors apprised of our progress.

·
Professional services - Professional services are comprised of accounting and audit fees, legal fees, engineering fees, and other outside consulting fees. Professional services increased from $139,303 for the 2006 period to $309,852 for the 2007 period, an increase of 122%. During the three months ended June 30, 2007, we performed due diligence on a significant acquisition, which acquisition was eventually aborted. We incurred approximately $75,000 in expenses for legal, land title and reservoir engineering, which expenses were charged to expense during the period. Additionally, we incurred a $100,000 charge to other expense for a non-refundable option fee to remove the acquisition properties from the market. Other increases are attributed to increased accounting fees for auditing our 2006 financial statements and registration statement filings and increased legal fees associated with prospect evaluation and due diligence, which increases were partially offset by reduced outside consulting fees. We utilize the services of outside consultants for advice rather than employ them as employees on a full time basis. We intend to continue to utilize outside consultants in the future.

·
Drilling rig contract - We had an agreement with the operator of the St. Martinville prospect, the second well drilled with the rig, that the operator would pay a flat fee of $200,000 to truck the rig to the operator’s well and rig up in preparation for drilling. We were obligated to pay the excess cost which amounted to $222,389 and was charged to expense. Additionally, pursuant to our rig sharing agreement with a third party, we reimbursed the third party 50% of the cost to move the drilling rig from the St. Martinville prospect to the third party’s location. This resulted in a charge to expense of $180,075 for a total amount charged to expense for the period of $402,464. We have fulfilled our obligation pursuant to the drilling rig contract and do not anticipate any charges in the future.

·
Employee stock option expense - For the six months ended June 30, 2007, we performed a Black-Scholes valuation of stock options issued to our CFO on January 15, 2007 and charged to expense $41,680, as these options were immediately vested and stock options issued to our COO on June 25, 2007 and charged to expense $32,678 as 20% of these options were vested on June 30, 2007, with the remainder vesting during the following six months. In addition, we charged to expense the remaining unamortized fair value of options issued to our former COO who resigned effective February 15, 2007, which charge amounted to $418,133. For the six months ended June 30, 2006, we performed a Black-Scholes valuation of the stock options issued to our CEO, CFO and COO and incurred expense for the fair value of those options of $372,422.

·
Impairment of oil and gas properties - During the period ended June 30, 2007, we transferred the costs associated with our non-productive properties consisting of Veltin, North Laurel Ridge and St. Martinsville prospects to the full cost pool. We also transferred the costs of our South Creole prospect and Welsh Field acquisition to the full cost pool. We then performed a ceiling test of our full cost pool and determined an impairment charge of $372,668 was warranted. We performed a ceiling test of our full cost pool as of June 30, 2006 and determined an impairment of $612,486 was warranted.

·
Depreciation - We have recorded $22,247 of depreciation expense associated with our computer and office equipment, furniture and fixtures and leasehold improvements for the six months ended June 30, 2007. We are depreciating these assets using the straight-line method over useful lives from three to seven years. We had depreciation expense of $10,340 during the 2006 period.

·
Other operating expenses - Other operating expenses are comprised primarily of travel and entertainment, financing costs, geological and geophysical costs of maps, logs and log library memberships and licenses and fees. Other operating expenses increased from $79,188 for the 2006 period to $182,781 for the 2007 period. As mentioned above, we incurred a one time charge of $100,000 resulting from a non-refundable option payment pursuant to an aborted acquisition which we were pursuing.

Other Income (Expense)

    During the six months ended June 30, 2007, we received interest income of $12,575 on our interest bearing checking account and a related party note due to us.

During the six months ended June 30, 2007, we incurred interest expense of $9,344 on our $75,000 principal amount of convertible debt, $37,973 on our $5,500,000 secured convertible debt and $3,731 amortization of our deferred financing costs. Additionally, we incurred $955,739 of non-cash interest expense in relation to recording the initial valuation of the embedded derivatives and $169,019 of non-cash interest expense from the amortization of the discount on the secured convertible notes. This compares with $14,506 for the six months ended June 30, 2006.

We are required to measure the fair value of the warrants and the embedded conversion features related to our secured convertible notes on the date of each reporting period. The effect of this re-measurement is to adjust the carrying value of the liabilities related to the warrants and the embedded conversion features. Accordingly, we recorded non-cash other income of $476,522 in the six months ended June 30, 2007, related to the change in the fair market value of the warrants and embedded derivative liability. We did not have any derivative liabilities during the 2006 period.

Net Loss

    We recorded a net loss for the six months ended June 30, 2007, of $3,006,020, or $0.03 per share (basic and diluted), and a net loss of $2,232,151 or $0.03 per share (basic and diluted), for the six months ended June 30, 2006.

Results of Operations for the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005.

Revenue

For the year ended December 31, 2006, we generated $924,498 in crude oil revenue. During the twelve month period, we produced and sold crude oil from our two producing oil wells in Abbeville Field in Vermillion Parish, Louisiana, began producing and selling crude oil from the Lejuene Well No. 1 located in Jefferson Davis Parish, Louisiana and began producing and selling crude oil from the Lee Walley Estate Well No. 1 located in Greene County, Mississippi. For the year ended December 31, 2006, we sold 8,099 barrels (22 BOPD) from our Abbeville Field. For the period August 11 to December 31, 2006, the we sold 5,005 barrels (35 BOPD) from the Lejuene Well No. 1 and for the period November 12 to December 31, 2006, we sold 2,068 (42 BOPD) from the Lee Walley Estate Well No. 1. Total oil sales for the 2006 period was 15,172 barrels at an average price of $60.95 per barrel compared to total oil sales for the 2005 period of 4,080 barrels at an average price of $60.10 per barrel.

Oil and Gas Production Costs and Depletion

Oil and gas production costs are comprised of the cost of operations and severance taxes of our interests in our producing oil and gas properties. Oil and gas production costs were $236,359 for the year ended December 31, 2006, compared to $115,508 for the year ended December 31, 2005. We acquired our interest in the Abbeville Field effective June 1, 2005, therefore the 2006 period includes twelve months of operating expenses compared to seven months for the 2005 period. We experienced an increase in lease operating expenses of $55,897 (excluding severance taxes) over the prior year period due to an increase in the number of producing properties of which we own an interest and an increase in severance taxes of $64,954 over the prior year as a result of increased revenue.

Depletion expense was $335,222, which was an increase of $88,811 over the prior year period of $246,411. We follow the full cost method of accounting for our oil and gas properties. As the oil and gas properties are evaluated, they are transferred to the full cost pool, either as successful with associated oil and gas reserves, or as unsuccessful with no oil and gas reserves. During the year ended December 31, 2006, we transferred the costs of our two discoveries, the Lejuene Well No. 1 and the Lee Walley Estate Well No. 1 to the full cost pool with estimated net proved producing and proved undeveloped reserves of 144,595 barrels of oil equivalent. In addition, we transferred the costs of our non-productive Kentucky and Melville prospects to the full cost pool. Based upon these transfers, the depletion rate per barrel of oil sold decreased from $61.15 per barrel for the year ended December 31, 2005, to $22.09 per barrel for the year ended December 31, 2006. We believe that with continued success our depletion rate per barrel of oil sold will improve over the current level.

Gross Profit (Loss)

For the year ended December 31, 2006, we experienced gross profit from oil and gas operations of $352,917 compared to a gross loss of $119,754 for the 2005 period. We have experienced a significant increase in revenue due to a full year of sales from our Abbeville Field and the successful completion of the Lejuene Well No.1 and Lee Walley Estate Well No. 1. As discussed above, we experienced a significant reduction in our depletion rate for the 2006 period which increased our gross profit. Based upon the 2006 discoveries at our North Edna and Walley prospects and the recent discovery at our South Creole prospect, we believe our revenue and gross profit will continue to increase.

Operating Expenses

Operating expenses for the year ended December 31, 2006, were $3,654,146 which was an increase of $1,039,578 when compared to the prior year of $2,614,568. The major components of operating expenses this current period were as follows:

•
Office administration - Office administration expenses are comprised primarily of office rent, office supplies, postage, telephone and communications and Internet. Office administration increased from $24,969 for the 2005 period to $173,405 for the 2006 period, an increase of 594%. We moved into our executive offices in April 2006 which accounted for a majority of the increase in office rent expense of $78,764. Additional office administration expenses which created the increase were telephone and communications and Internet, office supplies, maintenance and repairs and general liability insurance.

•
Payroll and related - Payroll and related expenses increased from $168,276 for the 2005 period to $633,804 for the 2006 period, an increase of 277%. Payroll expenses are comprised of salaries, bonuses, payroll taxes and health insurance. During the 2006 period, we employed four individuals. Those employees were our CEO, CFO, COO and executive assistant, each who earn a specified amount of cash each month and certain other benefits. Our COO earned a sign-on bonus of $100,000 through the issuance of 80,000 shares of our common stock in accordance with his employment agreement which is included in payroll and related expenses. During the 2005 period, we employed only our CEO and CFO.

•
Investor relations - We continued to invest in our investor relations program during the period to inform current and potential investors of our projects and results of operations. For the year ended December 31, 2006, we incurred expenses from our investor relations program of $967,120 compared to $740,111 for the 2005 period. We intend to continue to incur these costs in the future to keep our investors apprised of our progress.

•
Professional services - Professional services are comprised of accounting and audit fees, legal fees, engineering fees, information technology fees and other outside consulting fees. Professional services decreased from $381,879 for the 2005 period to $269,106 for the 2006 period, a decrease of 30%. We utilize the services of outside consultants for advice rather than employ them as employees on a full time basis. We intend to continue to utilize outside consultants in the future.

•
Drilling rig contract - The current expense of the drilling rig for mobilization from Oklahoma to Louisiana is $292,384. With the exception of the costs associated with moving the rig to the new well location pursuant to our rig sharing agreement, we believe that any future costs incurred for the use of the drilling rig will be charged to the wells on which the drilling rig will be used.

•
Employee stock option expense - We performed a Black-Scholes valuation of stock options issued to our CEO and CFO on January 1, 2006 and COO on February 1, 2006 and incurred an expense for the fair value of those stock options of $546,342 (a non-cash charge) for the year ended December 31, 2006. During the year ended December 31, 2005, we incurred an expense for the fair value of stock options issued to our CEO and CFO on January 1, 2005 of $720,000.

•
Impairment of oil and gas properties - We transferred the costs associated with our Ohio and Logan County, Kentucky non-productive wells and associated lease acquisition costs to the full cost pool as of June 30, 2006. We then performed a ceiling test of our full cost pool and determined an impairment charge of $612,486 was warranted. We performed a ceiling test of our full cost pool as of December 31, 2006, and determined an impairment was not warranted.

•
Depreciation - We have recorded $32,006 of depreciation expense associated with our computer and office equipment, furniture and fixtures and leasehold improvements for the year ended December 31, 2006. We are depreciating these assets using the straight-line method over useful lives from three to seven years. We had no depreciation expense during the 2005 period.

•
Other operating expenses - Other operating expenses are comprised primarily of travel and entertainment, financing costs, geological and geophysical costs of maps, logs and log library memberships and licenses and fees. Other operating expenses increased from $63,872 for the 2005 period to $127,493 for the 2006 period.

Other Income (Expense)

During the year ended December 31, 2006, we earned $20,763 on two certificates of deposit and a related party note due to us. During the year ended December 31, 2005, we earned $38,800 on three certificates of deposit held by a foreign bank. We incurred interest expense during the year ended December 31, 2005 of $53,489 on our convertible promissory notes and $29,813 during the year ended December 31, 2006.

Net Loss

We recorded a net loss for the year ended December 31, 2006, of $3,310,279, or $0.04 per share (basic and diluted), and a net loss of $2,749,011 or $0.03 per share (basic and diluted), for the year ended December 31, 2005. The primary reason for these significant net losses is the cost associated with the start-up of our operations, our investor relations program, the fair value of employee stock options and an impairment charge for certain oil and gas properties.

Liquidity and Capital Resources

    As of June 30, 2007, we had a working capital balance of $1,017,356 (excluding the derivative liabilities of $4,268,127 and the current portion of the unamortized discount of the secured convertible note of $694,864) and cash balances in non-restrictive accounts of $2,375,777. We believe that with our current cash balance, additional borrowings available to us under our secured convertible notes and our cash flow from operations, we have sufficient capital available to us to fund our operations and the projects we have committed to during the next twelve month period. Should we identify a significant acquisition or participate in a capital intensive drilling program, we would be required to obtain additional funding, either through debt and/or equity financings and there can be no assurance that we would be successful in raising such financing. The failure to raise such financing would require us to scale back our current operations and possibly forego future opportunities. As of June 30, 2007, we had convertible short-term debt in the principal amount of $75,000, which debt is convertible at $1.00 per share anytime after to March 9, 2007.

Net cash used in operating activities for the six months ended June 30, 2007, was $1,327,967. We recorded a net loss of $3,006,020 which was partially offset by non-cash charges totaling $2,073,165. In addition, we experienced a decrease in our prepaid drilling contract of $958,789 resulting from the drilling of the second well pursuant to the rig contract and increases in accounts payable and accrued liabilities of $315,813 resulting from increased drilling activity. We experienced an increase in prepaid expenses of $608,067 primarily due to the prepayment of our Clemens Dome prospect dry hole costs and a decrease in drilling contract liability of $658,025 resulting from the drilling of the second well pursuant to the rig contract. We also incurred $78,500 in deferred financing costs for legal fees incurred in closing our secured convertible debentures. The non-cash charges were primarily composed of depletion and depreciation of our oil and gas properties and other fixed assets, expenses associated with the issuance of common stock for services, stock options issued to employees under the fair value method and non-cash charges associated with the valuation of embedded derivatives pursuant to our secured convertible notes.

Net cash used in investing activities was $3,589,180 which is comprised of $3,509,180 of drilling and leasehold costs on our current projects and acquisition costs of our Welsh Field purchase. We purchased an $80,000 certificate of deposit to fulfill our well plugging and abandonment obligations for our Welsh Field properties.

Net cash provided by financing activities of $6,875,040 includes $1,950,040 received pursuant to our Equity Distribution Agreement with YA Global Investments L.P. (formerly, Cornell Capital Partners L.P.), as discussed below, of which we issued 6,198,698 shares of common stock ($0.315 per share) to YA Global Investments. We received $5,500,000 in gross proceeds from our secured convertible notes from YA Global Investments. We paid $550,000 in commitment fees and $30,000 in structuring fees. We received $5,000 from the exercise of a former employee’s stock options.

Equity Distribution Agreement

On August 8, 2005, we entered into an Equity Distribution Agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.). Under the Equity Distribution Agreement, we are allowed to periodically sell to YA Global Investments shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, YA Global Investments would pay us 91%, or a 9% discount on the per share price of our common stock on the principal market. YA Global Investments’ obligation to purchase shares of our common stock under the Equity Distribution Agreement was subject to certain conditions, including our obtaining an effective registration statement for shares of common stock sold under the Equity Distribution Agreement and was limited to $2,000,000 per five business days. The initial registration statement was declared effective by the SEC on February 14, 2006, and pursuant to which, we issued 5,569,058 shares of our common stock to YA Global Investments and received net proceeds of $3,982,500.

Upon the execution of the Equity Distribution Agreement, YA Global Investments received, as a one-time commitment fee, 322,222 shares of our common stock which we valued at $300,000 on the date of issuance. In connection with the Equity Distribution Agreement, we also entered into a Placement Agent Agreement, dated as of August 8, 2005, with Monitor Capital Inc., a non-affiliated registered broker-dealer. Upon execution of the Placement Agent Agreement, Monitor Capital Inc. received, as a one-time placement agent fee, 11,111 shares of our common stock in an amount equal to $10,000 divided by the closing bid price of our shares on the date of issuance. On February 2, 2006 we and YA Global Investments determined that it would be in our best interests to terminate the Equity Distribution Agreement and enter into a new Equity Distribution Agreement. On February 2, 2006, we entered into a Termination Agreement with YA Global Investments to terminate the Equity Distribution Agreement we had entered into on August 8, 2005, and on February 3, 2006 we entered into a new Equity Distribution Agreement with YA Global Investments.

On September 8, 2006, we filed a new registration statement registering 10,000,000 shares of our common stock to be issued to YA Global Investments in conjunction with the Equity Distribution Agreement for the then remaining $5,800,000 under the Equity Distribution Agreement. This registration statement was declared effective by the SEC on October 23, 2006, and subsequent to that date, we issued the 10,000,000 shares of common stock to YA Global Investments and received net proceeds of $3,372,539. As a result, we have no shares available to issue to YA Global Investments under the Equity Distribution Agreement.

Secured Convertible Debenture financing

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.), an accredited investor, on May 17, 2007 for the sale of $7,000,000 in secured convertible debentures. They will provide us with an aggregate of $7,000,000 as follows:

• $3,500,000 was disbursed on May 17, 2007;

• $2,000,000 was disbursed on June 29, 2007; and

• $1,500,000 will be disbursed within three days after the effectiveness of this registration statement.

Accordingly, we have received a total of $5,500,000, less a 10% commitment fee of $550,000 and a $15,000 structuring fee, for net proceeds of $4,935,000 pursuant to the Securities Purchase Agreement.

In connection with the securities purchase agreement, we issued YA Global Investments warrants to purchase an aggregate of 8,121,500 warrants as follows:

• warrant to purchase 2,545,000 shares of common stock exercisable at $0.55 per share;
• warrant to purchase 2,154,000 shares of Common Stock exercisable at $0.65 per share;
• warrant to purchase 1,867,000 shares of Common Stock exercisable at $0.75 per share and
• warrant to purchase 1,555,500 shares of Common Stock exercisable at $0.90 per share.

All of the warrants expire five years from the date of issuance.

 The convertible debentures bear interest at 9%, mature 30 months from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option, at a rate of $0.50 per share, subject to adjustment. Based on this conversion price, the $7,000,000 in secured convertible debentures, excluding interest, are convertible into 14,000,000 shares of our common stock. The investor has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As we are only registering 10,555,685 shares of common stock pursuant to this registration statement, this is not a sufficient number of shares if all of the secured convertible debentures are converted at this time. Pursuant to our registration rights agreement, we are required to register a sufficient number of shares issuable upon conversion of the convertible debentures and exercise of their warrants, which is currently 22,121,500 shares of common stock, however, the number of shares registered is not to exceed 30% of the issued and outstanding shares of our common stock (less any shares of common stock held by our affiliates) minus 10,000 shares of common stock. As of the filing deadline, we determined the number of shares of common stock issued and outstanding not held by affiliates to be 35,218,950. If required pursuant to our registration rights agreement and in accordance with SEC regulations, we will file additional registration statements in the future to register additional shares of common stock issuable upon conversion of the secured convertible debentures and/or exercise of the warrants.

The conversion price of the secured convertible debentures will be adjusted in the following circumstances:

•
If we pay a stock dividend, engage in a stock split, reclassify our shares of common stock or engage in a similar transaction, the conversion price of the secured convertible debentures will be adjusted proportionately;

•
If we issue rights, options or warrants to all holders of our common stock (and not to YA Global Investments) entitling them to subscribe for or purchase shares of common stock at a price per share less than $0.50 per share, other than issuances specifically permitted by the securities purchase agreement, then the conversion price of the secured convertible debentures will be adjusted on a weighted-average basis;

•
If we issue shares, other than issuances specifically permitted by the securities purchase agreement of our common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of our common stock, at a price per share less than $0.50 per share, then the conversion price will be adjusted to such lower price on a full-ratchet basis;

•
If we distribute to all holders of our common stock (and not to YA Global Investments) evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any security, then the conversion price of the secured convertible debenture will be adjusted based upon the value of the distribution as a percentage of the market value of our common stock on the record date for such distribution;

•
If we reclassify our common stock or engage in a compulsory share exchange pursuant to which our common stock is converted into other securities, cash or property, YA Global Investments will have the option to either (i) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (ii) demand that we prepay the secured convertible debentures;

•
If we engage in a merger, consolidation or sale of more than one-half of our assets, then YA Global Investments will have the right to (i) demand that we prepay the secured convertible debentures, (ii) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (iii) in the case of a merger or consolidation, require the surviving entity to issue a convertible debenture with similar terms; and

•
If there is an occurrence of an event of default, as defined in the secured convertible debentures, or the secured convertible debentures are not redeemed or converted on or before the maturity date, the secured convertible debentures shall be convertible into shares of our common stock at the lower of (i) the then applicable conversion price; (ii) 90% of the average of the three lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, during the 10 trading days immediately preceding the date of conversion; or (iii) 20% of the volume weighted average prices of our common stock, as quoted by Bloomberg, LP, on May 17, 2007.

In connection with the securities purchase agreement, we also entered into a registration rights agreement providing for the filing, by July 2, 2007, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than October 15, 2007, and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) May 17, 2009. In the event of a default of our obligations under the registration rights agreement, we are required to pay to YA Global Investments, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 1% of the liquidated value of the then outstanding secured convertible debentures, up to a maximum amount of 12%.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting it a first priority security interest in certain of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Critical Accounting Policies

General

The Consolidated Financial Statements and Notes to Consolidated Financial Statements located elsewhere in this prospectus contain information that is pertinent to this management’s discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities. Management believes these accounting policies involve judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset and liability amounts. Management believes it has exercised proper judgment in determining these estimates based on the facts and circumstances available to its management at the time the estimates were made. The significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

Oil and Gas Properties

We follow the full cost method of accounting for our oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities, are capitalized. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized. The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers. Excluded from amounts subject to depletion are costs associated with unevaluated properties. Natural gas and crude oil are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil. Net capitalized costs are limited to the lower of unamortized costs net of deferred tax or the cost center ceiling. The cost center ceiling is defined as the sum of (i) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for contract provisions and financial derivatives that hedge its oil and gas reserves; (ii) the cost of properties not being amortized; (iii) the lower of cost or market value of unproved properties included in the cost center being amortized and; (iv) income tax effects related to differences between the book and tax basis of the natural gas and crude oil properties.

Revenue Recognition

Revenue is recognized when title to the products transfers to the purchaser. We follow the “sales method” of accounting for our natural gas and crude oil revenue, so that we recognize sales revenue on all natural gas or crude oil sold to our purchasers, regardless of whether the sales are proportionate to our ownership in the property. A receivable or liability is recognized only to the extent that there is an imbalance on a specific property greater than the expected remaining proved reserves.

Accounting For Stock-Based Compensation

In December 2004, the Financial Accounting Standards Boards (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). This statement requires the cost resulting from all share-based payment transactions be recognized in the financial statements at their fair value on the grant date. We adopted SFAS No. 123(R) on January 1, 2006. We previously accounted for stock awards under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. We adopted SFAS No. 123(R) using the modified prospective application method described in the statement. Under the modified prospective application method, we applied the standard to new awards and to awards modified, repurchased, or cancelled after January 1, 2006.

Convertible Debt Financing and Derivative Liabilities

    On May 17 and June 29, 2007, we sold for cash an aggregate of $7,000,000 of secured convertible notes. In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS 133”) the conversion right provision, liquidated damages clause, redemption option, registration rights, buy-in protection and anti-dilution protection (collectively the “Debt Features”) contained in the agreements governing the notes are not clearly and closely related to the characteristics of the notes. Accordingly, the Debt Features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they are accounted for separately from the debt instrument and recorded as derivative financial instruments. Additionally, we issued warrants in connection with the transaction which are also treated as derivative financial instruments.

    The notes are potentially convertible into an unlimited number of common shares, resulting in us no longer having the control to physically or net share settle existing non-employee stock options. Thus under EITF 00-19, all non-employee stock and warrants that are exercisable during the period that the notes are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled.

    At each balance sheet date, we adjust the derivative financial instruments to their estimated fair value and analyzes the instruments to determine their classification as a liability or equity. The estimated fair value of the Debt Features was determined using the probability weighted averaged expected cash flows, Lattice Model or the Black-Scholes model. These models use several assumptions including: stock price volatility for the relevant time period, the relevant risk-free interest rate, remaining maturity, and the closing price of our common stock to determine estimated fair value of the derivative liability. The estimated value of the warrants and non-employee stock options was determined using the Black-Scholes model. This model also uses several assumptions including: stock price volatility (utilizing the relevant time period), relevant risk-free interest rate, remaining maturity, exercise price and the closing price of our common stock to determine estimated fair value of the derivative liability.

    The determination of fair value includes significant estimates by management including volatility of our common stock, interest rates and the probability of conversion, redemption or a future dilutive financing transaction among other items. The fluctuation in estimated fair value may be significant from period-to-period which, in turn, may have a significant impact on reported financial condition and results of operations.

Recent Accounting Pronouncements

In February 2007, the FASB issued FASB Statement No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities ("SFAS 159"), to permit all entities to choose to elect to measure eligible financial instruments at fair value. SFAS 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS 159, unless it chooses early adoption. Management is currently evaluating the impact of SFAS 159 on the consolidated financial statements.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the application of SFAS No. 109, Accounting for Income Taxes, by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in the financial statements. In addition to recognition, FIN 48 provides guidance concerning measurement, derecognition, classification and disclosure of tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006; accordingly, we adopted FIN 48 effective as of January 1, 2007. Currently, we do not anticipate that the adoption of FIN 48 will have a material impact on our effective tax rate.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) AUG AIR-1 — Accounting for Planned Major Maintenance Activities. FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities because it results in the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity. FSP AUG AIR-1 is effective for fiscal years beginning after December 15, 2006, and its guidance is applicable to entities in all industries. We adopted the guidance in FSP AUG-AIR-1 as of January 1, 2007. We are currently evaluating the impact that the adoption of this guidance will have on our financial position and results of operations.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 established a dual approach that requires quantification of errors under two methods: (1) roll-over method which quantifies the amount by which the current year income statement is misstated, and (2) the iron curtain method which quantifies the error as the cumulative amount by which the current year balance sheet is misstated. In some situations, companies will be required to record errors that occurred in prior years even though those errors were immaterial for each year in which they arose. Companies may choose to either restate all previously presented financial statements or record the cumulative effect of such errors as an adjustment to retained earnings at the beginning of the period in which SAB 108 is applied. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of this pronouncement did not have an impact on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS 157 on January 1, 2008, and have not yet determined the impact, if any, on our consolidated financial statements.

Contractual Commitments

A tabular disclosure of contractual obligations at December 31, 2006 is as follows:

	Payments due by period
	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	More than 5 Years
Operating leases	$246,538	$--	$--	$246,538	$--
Employment agreements for executive officers and directors	300,000	--	300,000	--	--
Total	$546,538	$--	$300,000	$246,538	$--

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

BUSINESS

Organizational History

We were originally incorporated in 1981 in the State of Nevada under the name of Texoil, Inc., to engage in minerals exploration, production, refining and transportation. We were not engaged in any significant activities between 1992 and July 2004. On July 29, 2004, we acquired all of the common stock of Affiliated Holdings, Inc., a Texas corporation, pursuant to a stock agreement by and among the Company, Affiliated Holdings and the stockholders of Affiliated Holdings. As a result of the transaction, Affiliated Holdings became our wholly-owned subsidiary, through which our oil and gas operations are being conducted. In connection with the acquisition of Affiliated Holdings, we issued an aggregate of 75,000,000 shares of our common stock to the former shareholders of Affiliated Holdings in exchange for all the outstanding capital stock of Affiliated Holdings, resulting in the former shareholders of Affiliated Holdings owning approximately 99.2% of our issued and outstanding common stock after the closing of the transaction.

Overview

We are engaged in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from conventional reservoirs within the United States. A majority of our operations are currently in the states of Louisiana, Mississippi and Texas. In April 2005, we obtained a farmout agreement and acquired 7,600 net acres in the New Albany Shale trend in Ohio County, Kentucky and an additional 2,500 net acres in Logan County, Kentucky. Effective June 1, 2005, we acquired an approximate 35% working interest in the Abbeville Field located in Vermillion Parish, Louisiana. In mid-2005, we acquired additional working interests from individuals in the Abbeville Field which has resulted in us owning a 95.4% and 72.7% working interest in each well, respectively.

In June 2005, we obtained a 40% before payout working interest, 30% after payout working interest, in the North Edna prospect to drill an approximate 9,000 foot test well in Jefferson Davis Parish, Louisiana. The Lejuene Well No. 1 was drilled to a total depth of approximately 8,800 feet and encountered approximately 10 feet of oil pay in the Nonion Struma section. The well was completed during the second quarter of 2006 and initially produced at approximately 120 barrels of oil per day beginning in August 2006. The current formation from which the well was producing has depleted and the well has been recompleted to a new formation uphole from the existing depleted formation and as of October 12, 2007 is producing approximately 110 barrels of oil per day. Based upon the results of the initial well, we have identified two additional well locations on this fault block (one in the existing well bore) and intend to drill a third well on an eastern prospect with possible significant reserve potential. The second well began drilling operations on June 6, 2007, and was determined to be non-productive and has been plugged and abandoned, We also entered into an agreement to drill an approximate 6,800 foot well to test the Upper Tuscaloosa formation in Greene County, Mississippi. The Lee Walley Estate Well No. 1 was drilled to a total depth of approximately 6,925 feet and encountered approximately six feet of oil pay sands. The well has been completed and initially produced at approximately 85 barrels of oil per day and as of October 12, 2007, is producing approximately 32 barrels of oil per day. We have a 60% working interest and an approximate 47.55% net revenue interest. An additional well location has been identified on this prospect which we anticipate will be drilled during fiscal 2008. In September 2006, we entered into a farmout agreement to participate in the South Creole prospect located in Cameron Parish, Louisiana. The South Creole prospect was drilled to a depth of approximately 11,300 feet to test the Planulina A sand. We have a 28.33% before payout working interest and an approximate 21% net revenue interest in the well. Electric logs indicated approximately 35 feet of pay sand in the Planulina A sand. During May 2007, the well began producing and as of October 12, 2007, is currently producing approximately 2,800 Mcf of gas per day and 45 barrels of condensate per day.

Effective June 1, 2007, we closed on a transaction to acquire a 100% working interest in the Welsh Field located in Jefferson Davis Parish, Louisiana. The purchase price was $1,300,000. At the time, the Welsh Field had two wells producing approximately 45 barrels of oil per day, two salt water disposal wells and an additional ten wells which were not producing. Upon closing of the purchase, we immediately begin operations to repair the wells which were not producing due to mechanical problems and/or recomplete into new formations those wells identified to be recompleted. We have successfully repaired two of the wells and as of October 12, 2007, the Welsh Field is producing approximately 82 barrels of oil per day.

In addition to the foregoing, we have entered into agreements to participate in three drilling prospects; one in Brazoria, one in Henderson, and one in Henderson/Anderson Counties, Texas with working interests between 21.64% and 33.33% On July 18, 2006, we entered into a drilling bid proposal and day-work drilling contract with an international drilling company to provide a drilling rig to begin drilling operations on our backlog of drilling prospects. In conjunction with the daywork drilling contract, on August 8, 2006, we entered into a rig sharing agreement with another oil and gas company to share certain costs in the above referenced contract. Effective July 2006, we decided to abandon all Kentucky prospects and to continue to focus on the Texas/Louisiana Gulf Coast and the Tuscaloosa trend in Mississippi. We intend to expend our capital resources to develop these projects and seek out additional opportunities for drilling of conventional reserves and acquire oil and gas producing reserves onshore within the continental United States.

Business Strategy

In order to successfully implement our business objectives, we will focus our efforts on onshore U.S. development opportunities; growth through acquisition of proven reserves with upside potential; manage our risks with a risk mitigation process; and integrate our network of knowledgeable and trusted individuals into our company team along with an extended network of oil and gas professionals to broker oil and gas opportunities.

Governmental Regulations

Our operations are affected from time to time in varying degrees by political developments and U.S. federal, state, and local laws and regulations. In particular, natural gas and crude oil production and related operations are, or have been, subject to price controls, taxes and other laws and regulations relating to the industry. Failure to comply with such laws and regulations can result in substantial penalties. The regulatory burden on the industry increases our cost of doing business and affects our profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted so we are unable to predict the future cost or impact of complying with such laws and regulations.

Environmental Matters

Our natural gas and crude oil exploration, development and production operations are subject to stringent U.S. federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency (“EPA”), issue regulations to implement and enforce such laws, and compliance is often difficult and costly. Failure to comply may result in substantial costs and expenses, including possible civil and criminal penalties. These laws and regulations may:

•	require the acquisition of a permit before drilling commences;
•	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling, production and processing activities;
•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, frontier and other protected areas;
•	require remedial action to prevent pollution from former operations such as plugging abandoned wells; and
•	impose substantial liabilities for pollution resulting from operations.

In addition, these laws, rules and regulations may restrict the rate of natural gas and crude oil production below the rate that would otherwise exist. The regulatory burden on the industry increases the cost of doing business and consequently affects our profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or clean-up requirements could adversely affect our financial position, results of operations and cash flows. While we believe that we are in substantial compliance with current applicable environmental laws and regulations, and we have not experienced any materially adverse effect from compliance with these environmental requirements, we cannot assure you that this will continue in the future.

The U.S. Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the present or past owners or operators of the disposal site or sites where the release occurred and the companies that transported or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damages allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including natural gas and crude oil, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as “hazardous substances” under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA. State initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have adverse impacts on us.

Stricter standards in environmental legislation may be imposed on the industry in the future. For instance, legislation has been proposed in the U.S. Congress from time to time that would reclassify certain exploration and production wastes as “hazardous wastes” and make the reclassified wastes subject to more stringent handling, disposal and clean-up restrictions. Compliance with environmental requirements generally could have a materially adverse effect upon our financial position, results of operations and cash flows. Although we have not experienced any materially adverse effect from compliance with environmental requirements, we cannot assure you that this will continue in the future.

The U.S. Federal Water Pollution Control Act, or FWPCA, imposes restrictions and strict controls regarding the discharge of produced waters and other petroleum wastes into navigable waters. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA and analogous state laws provide for civil, criminal and administrative penalties for any unauthorized discharges of crude oil and other hazardous substances in reportable quantities and may impose substantial potential liability for the costs of removal, remediation and damages. Federal effluent limitations guidelines prohibit the discharge of produced water and sand, and some other substances related to the natural gas and crude oil industry, into coastal waters. Although the costs to comply with zero discharge mandated under federal or state law may be significant, the entire industry will experience similar costs and we believe that these costs will not have a materially adverse impact on our financial condition and results of operations. Some oil and gas exploration and production facilities are required to obtain permits for their storm water discharges. Costs may be incurred in connection with treatment of wastewater or developing storm water pollution prevention plans.

The U.S. Resource Conservation and Recovery Act, or RCRA, generally does not regulate most wastes generated by the exploration and production of natural gas and crude oil. RCRA specifically excludes from the definition of hazardous waste “drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.” However, these wastes may be regulated by the EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes and waste compressor oils, are regulated as hazardous wastes. Although the costs of managing solid hazardous waste may be significant, we do not expect to experience more burdensome costs than would be borne by similarly situated companies in the industry.

In addition, the U.S. Oil Pollution Act, or OPA requires owners and operators of facilities that could be the source of an oil spill into “waters of the United States,” a term defined to include rivers, creeks, wetlands and coastal waters, to adopt and implement plans and procedures to prevent any spill of oil into any waters of the United States. OPA also requires affected facility owners and operators to demonstrate that they have at least $35 million in financial resources to pay for the costs of cleaning up an oil spill and compensating any parties damaged by an oil spill. Substantial civil and criminal fines and penalties can be imposed for violations of OPA and other environmental statutes.

Competition

Competition in the oil and gas industry is extreme. We compete with major oil companies and large independents for the acquisition of leases and properties. Most competitors have financial and other resources which substantially exceed ours. Resources of our competitors may allow them to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than us. Our ability to replace and expand our reserves is dependent on our ability to select and acquire producing properties and prospects for future drilling. The primary areas in which we encounter substantial competition are in locating and acquiring desirable leasehold acreage for our drilling and development operations, locating and acquiring attractive producing oil and gas properties, and obtaining purchasers and transporters of the oil and gas we produce. There is also competition between producers of oil and gas and other industries producing alternative energy and fuel. We face significant competition from a large number of other oil and gas companies in the areas in which we operate, primarily in the Texas and Louisiana gulf coasts.

Customers

Once production begins from our properties, typical customers will be marketers of oil and natural gas products and we will seek end-users for the sale of our production.

Employees

    As of October 12, 2007, we had four employees, including our Chief Executive Officer, Chief Financial Officer, accounting manager and an office manager. We will be required to add additional employees as required to implement our business plan. Currently, we rely on the expertise provided by consulting reservoir and drilling engineers, land personnel and geologists and geophysicists. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTIES

We maintain our principal executive office at 5075 Westheimer Road, Suite 975, Houston, Texas 77056. Our telephone number at that office is (713) 402-6700 and our facsimile number is (713) 402-6799. Our current office space consists of approximately 5,582 square feet. Our lease runs through May 31, 2009 and our monthly lease payment is $8,489 for the period from June 1, 2007 to May 31, 2008, and $8,606 per month thereafter. We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us. We maintain a website at www.unicorpinc.net. The information contained on that website is not deemed to be a part of this prospectus.

Following is a listing of our current properties and projects.

North Edna Field - Jefferson Davis Parish, Louisiana

    Effective June 8, 2005, we obtained a 40% before payout working interest, 30% after payout working interest, in a prospect to drill an approximate 9,000 foot test well in Jefferson Davis Parish, Louisiana. The initial well was drilled to a total depth of approximately 8,800 feet and logged on March 29, 2006. The logs indicated approximately 10 feet of oil pay in the Nonion Struma section. The well was completed during the second quarter of 2006 and initially produced at approximately 120 barrels of oil per day beginning in August 2006. The current formation from which the well was producing has depleted and the well has been recompleted to a new formation uphole from the existing depleted formation. Two additional well locations have been identified on this fault block (one in the existing well bore). Drilling operations on the initial well of these two wells began on June 6, 2007, and on July 13, 2007, based upon electric logs run in the well, it was determined to be non-productive and the well was plugged and abandoned. We intend to drill a third well on an eastern prospect with possible reserve potential.

North Sand Hill Field - Greene County, Mississippi

    We entered into an agreement to drill an approximate 6,800 foot well to test the Upper Tuscaloosa formation in Greene County, Mississippi. The Lee Walley Estate Well No. 1 was drilled to a total depth of approximately 6,925 feet and encountered approximately six feet of oil pay sands. The well has been completed and initially produced at approximately 85 barrels of oil per day and as of October 12, 2007 is producing approximately 32 barrels of oil per day. We have a 60% working interest and an approximate 47.55% net revenue interest. An additional well location has been identified in this field which we anticipate will be drilled during fiscal 2007.

South Creole Prospect - Cameron Parish, Louisiana

    On September 26, 2006, we entered into a farmout agreement to participate in the South Creole Prospect located in Cameron Parish, Louisiana. The South Creole prospect was drilled to a depth of approximately 11,300 feet to test the Planulina A sand. We have a 28.33% before payout working interest and an approximate 21% net revenue interest in the well. Electric logs indicated approximately 35 feet of pay sand in the Planulina A sand. The well has been completed and production equipment has been installed. The well began producing to sales on May 14, 2007, and as of October 12, 2007 is producing approximately 2,800 Mcf per day and 45 barrels of condensate per day.

Abbeville Field - Vermillion Parish, Louisiana

    Effective June 1, 2005, we completed the purchase of two producing oil wells and a saltwater disposal well with production facilities in the Abbeville Field located in Vermillion Parish, Louisiana. The purchase price was $175,000 and we had an approximate 35% working interest in the property. During the three months ended September 30, 2005, we acquired additional working interests from individuals in the Abbeville Field which has resulted in us owning 95.4% and 72.7% working interests in each producing oil well, respectively. As of October 12, 2007, the two wells are producing a total of approximately 30 barrels of oil per day. We are the designated operator of the field and have contracted with a contract operator to operate the field on our behalf. We intend to perform a full reservoir engineering analysis to determine if there are opportunities to expand production within the field and will utilize a 3-D seismic survey we acquired in the 2005 acquisition of an additional working interest to search for additional exploration and/or development prospects.

West Abbeville Prospect - Vermillion Parish, Louisiana

We have identified a new prospect located in West Abbeville in Vermillion Parish, Louisiana utilizing our previously purchased 60 square miles of 3-D seismic data we acquired with the Abbeville Field purchase. Our consulting geophysicist utilized the seismic data to map and identify this prospect. In addition, we have received satellite technology data over the area to further delineate the prospect. We intend to begin reviewing lease records to determine the availability of the leasehold acreage in order to prepare to drill this prospect and there can be no assurance that we will commence drilling on this prospect.

Clemens Dome Prospect - Brazoria County, Texas

Effective July 18, 2005, we entered into a letter agreement to obtain an 18.75% before casing point working interest and a 15% after casing point working interest in a prospect to drill a 14,500 foot test well in Brazoria County, Texas. The initial well will test the Frio formation and a subsequent well is planned to test the Lower Nod, Tex Miss and Vicksburg formations. We have paid the operator $84,750 for our proportionate reimbursement for land and geological and geophysical costs. During March 2006, we increased our working interest to 29.412% before casing point and 25% after casing point and agreed to pay an additional $107,000 for land and geological and geophysical costs for our increased working interest.   We decided not to participate in the drilling of this prospect and during September 2007, we sold our entire interest in this propsect to a non-related third party and received 100% of our our investmnent, or approximately $750,000.

Veltin Field Prospect - St. Landry Parish, Louisiana

We have participated with a 25% working interest in a re-entry of a well drilled by Getty Oil in the late 60’s in St. Landry Parish, Louisiana. The original target was the Cockfield II formation at a depth of approximately 11,000 feet which has been determined to be non-productive. The operator has received an offer to acquire approximately 3,238 acres of land and the well bore from 70% of the working interest owners for their actual investment in the prospect. The operator has received a $100,000 non-refundable deposit from the purchaser and it is now anticipated that the purchase will close during the third fiscal quarter of 2007. Should the purchase not close, the operator has recommended moving up the well bore and completing the well in the Frio formation.

Lake Alaska Prospect - Brazoria County, Texas

We have entered into an agreement to drill an approximate 9,000 foot well to test the Oligocene Frio trend in Brazoria County, Texas. We have paid $47,333 for land and geological and geophysical costs. We have determined that this prospect does not meet our corporate strategy of participating in prospects with multiple well potential and are seeking a replacement partner for our interest and reimbursement for our costs incurred.

North Cayuga Prospect - Henderson County, Texas

On January 29, 2007, we entered into an agreement to participate in the North Cayuga prospect located in Henderson County, Texas. The North Cayuga prospect has been drilled to a depth of approximately 9,000 feet and will initially test the Rodessa Bacon Lime sand. Several shows were present based upon electric logs and production casing was cemented in place on the well. The operator has proposed a completion procedure to test the identified zones and completion operations are scheduled to begin during the second fiscal quarter of 2007. This prospect has the potential for seven additional wells. We have a 21% before payout working interest and an approximate 16% after payout working interest in this prospect. The Rodessa, Pettit, Travis Peak, Georgetown, Cotton Valley and Bossier sands are also productive zones for which this geographic area is known.

Welsh Field - Jefferson Davis Parish, Louisiana

    Effective June 1, 2007, we closed on a transaction to acquire a 100% working interest in the Welsh Field located in Jefferson Davis Parish, Louisiana. The purchase price was $1,300,000. At the time, the Welsh Field had two wells producing approximately 45 barrels of oil per day, two salt water disposal wells and an additional ten wells which were not producing. Upon closing of the purchase, we immediately begin operations to repair the wells which were not producing due to mechanical problems and/or recomplete into new formations those wells identified to be recompleted. We have successfully repaired two of the wells and as of October 12, 2007, the Welsh Field is producing approximately 82 barrels of oil per day.

North Laurel Ridge Prospect - Iberville Parish, Louisiana

On September 15, 2006, we entered into an agreement to participate in the North Laurel Ridge prospect located in Iberville Parish, Louisiana. We initially had a 6.67% before casing point working interest in the well. We increased our working interest after casing point to 21.64% and will have an approximate 16.2% net revenue interest in the well. We paid $41,250 for our proportionate share of land and geological and geophysical costs. The North Laurel Ridge prospect was drilled to a depth of approximately 12,300 feet to test the Cibicides Hazzardi 1 thru 5 sands. Two separate zones were tested in this prospect well bore, which were determined to be non-productive and we have determined the well to be non-productive.

Catfish Creek Prospect - Henderson and Anderson Counties, Texas

In June 2007, we entered into an agreement to participate in the Catfish Creek prospect located in Henderson and Anderson Counties, Texas. We will have a 33.33% before payout working interest in the first two wells and a 25% working interest in all successive wells. This prospect has in excess of 8,000 gross acres and the potential for 20 to 40 wells. The initial well will be a re-completion and is expected to begin during the month of August 2007. This prospect is for the shallow drilling rights which include depths up to 10,600 feet.

LEGAL PROCEEDINGS

    From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Michael, Annette, Christopher, and Travis Tripkovich v. Affiliated Holdings, Inc., No. 72217-F, 16th Judicial District Court, St. Martin Parish, Louisiana was filed July 6, 2007, and served on Affiliated Holdings, Inc. on July 26, 2007. The Petition alleges that Michael Tripkovich was employed as a natural gas compression technician land supervisor with American Warrior, when he was diagnosed with chronic myelogenous leukemia in January of 2006. Prior to his employment with American Warrior, Mr. Tripkovich was employed by Hanover Corporation, Energy Industries, Fusion Plus, Inc., PMSI, Inc., and Southern Maintenance, Inc., and others for approximately 19 years. At all of these places of employment, his job duties included maintaining natural gas compressors at onshore and offshore oil and gas production and collection facilities located throughout Louisiana, Texas, Mississippi and Alabama. According to the Petition, almost all of the sites inspected by Mr. Tripkovich housed glycol units, which separated water from oil and which dried natural gas.

    The plaintiff contends that during the course of his employment as a natural gas compression technician land supervisor, he was exposed to radon, radon-emitting matter, benzene and benzene-containing substances, including but not limited to, glycol, condensate, toluene, xylene, natural gas, and crude oil. Specifically, he contends that he worked at and/or near natural gas production sites and glycol units, which emitted radon, radon-emitting matter, and benzene and benzene-containing substances. Further, he alleges that he became overwhelmed by radon and/or benzene fumes and was forced to inhale toxic fumes emitted from the glycol units on a daily basis. In fact, the plaintiff provides an extensive list of the glycol units on which he worked, including serial number and location, one of which he contends was owned by Affiliated Holdings, Inc. in Abbeville, Louisiana.

    Mr. Tripkovich, his wife, and children are suing for past, present, and future medical bills; past, present and future physical pain and suffering; mental anguish and distress; past, present, and future lost wages and loss of earning capacity; loss of enjoyment of life; possibility and fear of death; loss of consortium and punitive damages.

    At the present time, we are filing a formal motion for extension of time to file responsive pleadings. We anticipate responding to the Petition by filing exceptions on a number of bases. Additionally, we will file a Motion for Summary Judgment on the basis that the plaintiff’s sole remedy against Affiliated Holdings, Inc. is worker’s compensation, if the appropriate facts are elicited during our investigation of this matter. We were one of 113 companies identified in the suit.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Names	Ages	Titles:	Board of Directors
Robert P. Munn	48	President and Chief Executive Officer	Director
Kevan Casey	35		Chairman
Carl A. Chase	58	Chief Financial Officer, Secretary and Treasurer	Director
William E. Dozier	55		Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are two seats on our board of directors.

    Robert P. Munn has served as Chief Executive Officer, President and a Director since September 2007. Between January 2003 and August 2007, Mr. Munn was the Vice President and a director of Sterling Energy, Inc., a London based publicly traded AIM company. Prior to his tenure with Sterling, Mr. Munn served as Vice President of Exploration for FW Oil and from 1987 through 2001 he served in both supervisory and senior technical roles with Amerada Hess, working in both onshore and offshore U.S. oil and gas basins. From 1981 to 1987 Mr. Munn worked as an exploration and exploitation geologist for Buckhorn Petroleum and Harper Oil Company in Denver, Colorado. Mr. Munn received is BA Degree in Geology from the University of Colorado in 1981.

    Kevan Casey has served as a Director since July 2004. Between July 2004 and September 2007, Mr. Casey was our President and Chief Executive Officer. From April 2003 until December 2005, Mr. Casey was chairman of eLinear, Inc., an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure listed on the American Stock Exchange. Mr. Casey co-founded NetView Technologies, Inc. in December 2001 and served as its president from its inception. NetView was acquired by eLinear, Inc. in April 2003. In 1998, Mr. Casey founded United Computing Group and United Consulting Group, a value-added retailer and an information technology consulting firm, where he served as president and chief executive officer. In December 1999, United Computing Group and United Consulting Group were acquired by C1earWorks.net, Inc., and Mr. Casey continued as president of the companies until December 2001. In September 2006, eLinear filed a voluntary petition in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, seeking relief under Chapter 7 of the United States Code.

    Carl A. Chase has served as Secretary and Treasurer since July 2004 and Executive Vice President, CFO and Director since August 2004. From August 2000 to May 2006, Mr. Chase served as both a consultant and senior vice president to Rockport Healthcare Group, Inc., a preferred provider organization for work-related injuries and illnesses, which is listed on the OTC-BB. From August 1999 to May 2000, Mr. Chase was chief financial officer of ClearWorks.net, Inc. From December 1992 to August 1999 Mr. Chase also served as chief financial officer of Bannon Energy Incorporated, a private independent oil and gas company where his primary responsibilities included acquisitions, financing and accounting and administration. Upon his graduation from the University of Oklahoma in 1975 with a Bachelor of Accountancy degree, Mr. Chase held various financial and administrative positions with Amoco Production Company (now BP), Union Pacific Resources Corporation (now Anadarko) and various other independent oil and gas companies. From April 2003 until September 2006, Mr. Chase served as a director of eLinear, Inc., an integrated technology solutions provider of security, IP Telephony and network and storage solutions infrastructure and from December 2005 until September 2006, Mr. Chase served as chairman. In September 2006, eLinear filed a voluntary petition in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, seeking relief under Chapter 7 of the United States Code.

    William E. Dozier has served as a Director since September 2007. Prior to his early retirement in March 2005, he was Sr. Vice President - Business Development for Vintage Petroleum, Inc. He started his career with Vintage in May 1992 as Vice President Operations and later as Sr. Vice President - Operations. Prior to Vintage, he was employed by Santa Fe Minerals, Inc., and Amoco Production Company where he held various engineering and management positions.

Committees of the Board and Attendance

    We have a compensation committee of which Mr. Dozier is the chairman and an audit committee of which Mr. Chase is the chairman. We plan to establish, but do not currently have a nomination committee, so the Board of Directors currently serves such function. Our Board of Directors has determined Mr. Chase is a non-independent audit committee financial expert. The Board of Directors held three board meetings during the last fiscal year of which all directors attended all meetings.

Director Compensation

    Directors who are also employees do not receive any compensation for serving as directors. Mr. Casey and Mr. Dozier are our non-employee directors. Mr. Casey receives $5,000 per month for serving on the Board of Directors and chairman of the executive committee and Mr. Dozier receives $5,000 per month for serving on the Board of Directors and chairman of the compensation committee. Mr. Dozier will receive an additional $5,000 for the months of September and October 2007 for serving on a transition committee. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the Board of Directors or any board committee or otherwise incurred in their capacities as directors.

Code of Ethics

We have adopted a Code of Ethics that applies to all of its directors, officers (including our chief executive officer, chief financial officer, chief accounting officer and any person performing similar functions) and employees. The Code of Ethics is an exhibit to our Form 10-KSB for the fiscal year ended December 31, 2004 that was filed with the SEC on April 15, 2005.

EXECUTIVE COMPENSATION

The following table sets forth in summary form the compensation received during the last fiscal year ended December 31, 2006, by the Company’s named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)	Total ($)
Kevan Casey	2006	96,000	84,500	(1)	-	141,075	321,575
	2005	86,000	73,500	(2)	-	480,000	639,500
Carl A. Chase	2006	92,000	13,000	(3)	-	70,526	175,526
	2005	5,996	3,974	(4)	-	240,000	249,970
Arthur B. Ley (5)	2006	172,500	31,500	(6)	100,000	771,937	1,075,937

(1)	Includes $18,000 for a $1,500 per month auto and home allowance and $66,500 cash bonus.
(2)
Includes $18,000 for a $1,500 per month auto and home allowance, $27,500 cash bonus and $28,000 which we contributed to a 401(k) plan. Mr. Casey forgave $17,000 of salary and bonus due him in fiscal 2005.

(3)	Includes $3,000 for a $750 per month auto allowance and $10,000 cash bonus.
(4)	Includes $1,974 which we contributed to a 401(k) plan and $2,000 cash bonus.
(5)	Mr. Ley became an employee on February 1, 2006 and resigned February 15, 2007.
(6)
Includes $16,500 for a $1,500 per month auto and home allowance and $15,000 cash bonus. Option awards value includes only 450,000 stock options of a total of 700,000 stock options awarded to Mr. Ley. Does not include 250,000 stock options which we did not believe the performance conditions would be met in order to earn.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Provide the information specified in the following table for unexercised, stock that has not vested, and outstanding equity incentive plans awards granted:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Kevan Casey	225,000	--	--	1.00	1/1/2010	--	--	--	--
	240,000	--	--	0.60	1/1/2011	--	--	--	--
Carl A. Chase	120,000	--	--	1.00	1/1/2010	--	--	--	--
	120,000	--	--	0.60	1/1/2011	--	--	--	--
	120,000	--	--	0.38	1/1/2012	--	--	--	--
Arthur Ley (1)	--	450,000	250,000	0.05	2/1/2010	--	--	--	--

(1) Vesting of Mr. Ley’s options are as follows: 200,000 on February 1, 2007; 250,000 on February 1, 2008; and 250,000 based upon achieving certain revenue and gross profit goals during 2006.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

    On September 10, 2007, we and Mr. Munn entered into an employment agreement where we agreed to employ Mr. Munn as our Chief Executive Officer, commencing on September 10, 2007 and terminating on December 31, 2009. Under his employment agreement, Mr. Munn has the right to terminate his employment agreement at any time and for no stated reason upon 30 days prior written notice. We may terminate his employment agreement only upon Mr. Munn’s death or with cause. The employment agreement entitles Mr. Munn to an annual salary of $300,000 and the ability to earn a bonus of up to 100% of his base salary by meeting or exceeding certain operating income goals. In addition, Mr. Munn received a $100,000 signing bonus subject to repayment if Mr. Munn terminates his employment within the first year and 650,000 immediately vested stock options at an exercise price of $0.01 per share.

Under his employment agreement, Mr. Munn received seven-year options to purchase 4,000,000 shares of our common stock at an exercise price of $0.25 per share, with 25% of the options vesting 12, 24, 36 and 48 months after execution of the agreement. Mr. Munn also entered into a lock-up and leak-out agreement relating to such shares underlying the options. The employment agreement also provides for a car allowance.

If Mr. Munn’s employment is terminated without cause, he shall receive as severance pay, an amount equal to his salary at the time of termination until the later of: (i) the end of twelve months from the date of hire, or (ii) 180 calendar days from the date of the termination.. Mr. Munn’s employment agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to us.

On January 1, 2006, we and Mr. Chase entered into an employment agreement where we agreed to employ Mr. Chase as our Chief Financial Officer, commencing on January 1, 2006 and terminating on December 31, 2007. This agreement was amended effective January 15, 2007. Under his employment agreement, Mr. Chase has the right to terminate his employment agreement at any time and for no stated reason. We may terminate his employment agreement only upon Mr. Chase’s disability, death or with cause. On September 4, 2007, we amended Mr. Chase’s employment agreement which amendment entitles Mr. Chase to a monthly base salary of $15,000.

Under the employment agreement, Mr. Chase received a non-qualified five-year option to purchase 120,000 shares of our common stock at an exercise price of $1.00 per share which option vested on January 1, 2005. On January 1, 2006, Mr. Chase received a non-qualified five-year option to purchase 120,000 shares of our common stock at an exercise price of $0.60 per share, which option vested on January 1, 2006. On January 15, 2007, Mr. Chase received a non-qualified five-year option to purchase 120,000 shares of our common stock at an exercise price of $0.38 per share, which option vested on January 15, 2007. The employment agreement also provides for a $750 per month car allowance.

If Mr. Chase’s employment is terminated without cause, he shall receive $180,000 payable in twelve monthly installments, all unreimbursed expenses, and any bonus earned as of his termination date. Mr. Chase’s employment agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of our outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or indirect material interest. We have no policy regarding entering into transactions with affiliated parties.

Note Receivable

On May 3, 2006, we entered into a loan agreement with Mr. Tommy Allen, a shareholder, whereby we loaned Mr. Allen $200,000 at an interest rate of six percent (6%) and due May 3, 2007, provided however, that on and after August 3, 2006, we may accelerate the maturity in our sole discretion to a date no earlier than twenty (20) business days after giving Mr. Allen notice. The note was initially secured with 19,690,000 shares of our common stock pursuant to a security agreement dated May 3, 2006. Effective July 27, 2006, we purchased 1,500,000 shares of Mr. Allen’s common stock for $120,000 ($0.08 per share) and amended the security agreement to reduce the number of common shares as security from 19,690,000 to 18,190,000. Effective March 30, 2007, we retired the note and accrued interest through the purchase of 4,689,193 shares of common stock for $211,014 ($0.045 per share). The 6,189,193 shares acquired from Mr. Allen are being held as treasury stock.

Notes Payable

During December 2005, three shareholders converted $300,000 principal amount and accrued interest of $33,358 into 416,698 shares of our common stock. Our Chief Executive Officer and Chief Financial Officer verbally agreed to extend the maturity dates of their notes to June 30, 2006, which notes and accrued interest were subsequently paid in cash during March 2006.

The convertible notes payable to related parties at December 31, 2005 were as follows:

Note due to an officer at an annual interest rate of 10%, due November 18, 2005 and convertible into our common stock at $0.80 per share, which was verbally extended to June 30, 2006	$167,000
Note due to an officer at an annual interest rate of 10%, due November 23, 2005 and convertible into our common stock at $0.80 per share, which was verbally extended to June 30, 2006	10,000
Note due to an officer at an annual interest rate of 10%, due December 13, 2005 and convertible into our common stock at $0.80 per share, which was verbally extended to June 30, 2006	15,000
Total notes payable	$192,000

On December 31, 2005, we borrowed $175,000 from Kevan Casey, our Chief Executive Officer, and issued Mr. Casey a short-term, unsecured note with interest at 10% per annum. During January and February 2006, we repaid Mr. Casey the principal amount of $175,000 and interest of $1,981.

On October 30, 2006, we borrowed $20,000 from K.M. Casey Trust No.1, of which Mr. Casey is the general partner, at 8% per annum. During December 2006, we repaid the principal amount of $20,000 and interest of $276.

We believe that the related transactions describe above were on terms that we would have received had we entered into such transactions with unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of our common stock as of October 12, 2007.

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class Prior to Offering (2)	Percentage of Class After Offering (3)

Robert P. Munn 5075 Westheimer Road Suite 975 Houston, Texas 77056	Common Stock	650,000 (8)	*	*

Kevan Casey 5075 Westheimer Road Suite 975 Houston, Texas 77056	Common Stock	49,108,751 (4)	48.37%	43.81%

Carl A. Chase 5075 Westheimer Road Suite 975 Houston, Texas 77056	Common Stock	4,200,500 (5)	4.14%	3.75%

William E. Dozier 5075 Westheimer Road Suite 975 Houston, Texas 77056	Common Stock	500,000 (8)	*	*

All Officers and Directors as a Group (4 persons)	Common Stock	54,459,251 (6)	52.85%	47.94%

KM Casey No.1 Ltd. (7) 5075 Westheimer Road Suite 975 Houston, Texas 77056	Common Stock	48,198,251 (4)	47.69%	43.18%

Tommy Allen 23510 Belle Vernon Dr Spring, Texas 77389	Common Stock	13,335,807	13.20%	11.95%

Trevor Ling 5050 Westheimer Road Houston, Texas 77056	Common Stock	6,984,500	6.91%	6.26%
______________________

* Less than 1%.

(1)
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of October 12, 2007 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)    Based upon 101,065,257 shares issued and outstanding on Octoer 12, 2007.
(3)	Percentage based upon 111,620,942 shares of common stock outstanding after the offering, assuming all shares registered are sold.

(4)
Includes 465,000 shares issuable upon exercise of currently exercisable stock options owned by Mr. Casey and 48,198,251 shares owned by KM Casey No. 1 LTD. Mr. Kevan Casey exercises voting and dispositive power over all shares beneficially owned by KM Casey No. 1 LTD.

(5)    Includes 360,000 shares issuable upon exercise of currently exercisable stock options.
(6)     Includes 1,975,000 shares issuable upon exercise of currently exercisable stock options.
(7)	Mr. Kevan Casey exercises voting and dispositive power over all shares beneficially owned by KM Casey No. 1 LTD.

(8)	Represents shares issuable upon exercise of currently exercisable stock options.

DESCRIPTION OF SECURITIES

COMMON STOCK

    We are authorized to issue up to 1,500,000,000 shares of common stock, par value $.001. As of October 12, 2007, there were 101,065,257 shares of common stock outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The election of directors requires a plurality of votes cast by our stockholders. All other actions by our stockholders require a majority of votes cast. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

The transfer agent of our common stock is OTC Stock Transfer Inc., 231 East 2100 South Suite F, Salt Lake City, Utah 84114.

PREFERRED STOCK

    We are authorized to issue up to 25,000,000 shares of preferred stock, par value $.001. As of October 12, 2007, no shares of preferred stock are issued and outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the Board of Directors. The Board of Directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

OPTIONS

    As of October 12, 2007, we have issued and outstanding 2,392,000 options to purchase shares of our common stock pursuant to our 2004 Stock Option Plan and 4,000,000 options to purchase shares of our common stock pursuant to our 2007 Stock Option Plan.

WARRANTS

In connection with a Securities Purchase Agreement dated May 17, 2007, we issued an aggregate of 8,121,500 warrants to purchase shares of common stock as follows:

• warrant to purchase 2,545,000 shares of common stock at $0.55 per share;
• warrant to purchase 2,154,000 shares of Common Stock at $0.65 per share;
• warrant to purchase 1,867,000 shares of Common Stock at $0.75 per share and
• warrant to purchase 1,555,500 shares of Common Stock at $0.90 per share.

All of the warrants expire five years from the date of issuance.

CONVERTIBLE SECURITIES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.), an accredited investor, on May 17, 2007 for the sale of $7,000,000 in secured convertible debentures. They will provide us with an aggregate of $7,000,000 as follows:

• $3,500,000 was disbursed on May 17, 2007;
• $2,000,000 was disbursed on June 29, 2007; and
• $1,500,000 will be disbursed within three days after the effectiveness of this registration statement.

Accordingly, we have received a total of $5,500,000, less a 10% commitment fee of $550,000 and a $15,000 structuring fee, for net proceeds of $4,935,000 pursuant to the Securities Purchase Agreement.

The convertible debentures bear interest at 9%, mature 30 months from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option, at a rate of $0.50 per share, subject to adjustment. Based on this conversion price, the $7,000,000 in secured convertible debentures, excluding interest, are convertible into 14,000,000 shares of our common stock. The investor has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. As we are only registering 10,555,685 shares of common stock pursuant to this registration statement, this is not a sufficient number of shares if all of the secured convertible debentures are converted at this time. Pursuant to our registration rights agreement, we are required to register a sufficient number of shares issuable upon conversion of the convertible debentures and exercise of their warrants, which is currently 22,121,500 shares of common stock, however, the number of shares registered is not to exceed 30% of the issued and outstanding shares of our common stock (less any shares of common stock held by our affiliates) minus 10,000 shares of common stock. As of the filing deadline, we determined the number of shares of common stock issued and outstanding not held by affiliates to be 35,218,950. If required pursuant to our registration rights agreement and in accordance with SEC regulations, we will file additional registration statements in the future to register additional shares of common stock issuable upon conversion of the secured convertible debentures and/or exercise of the warrants.

The conversion price of the secured convertible debentures will be adjusted in the following circumstances:

•
If we pay a stock dividend, engage in a stock split, reclassify our shares of common stock or engage in a similar transaction, the conversion price of the secured convertible debentures will be adjusted proportionately;

•
If we issue rights, options or warrants to all holders of our common stock (and not to YA Global Investments) entitling them to subscribe for or purchase shares of common stock at a price per share less than $0.50 per share, other than issuances specifically permitted by the securities purchase agreement then the conversion price of the secured convertible debentures will be adjusted on a weighted-average basis;

•
If we issue shares, other than issuances specifically permitted by the securities purchase agreement of our common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of our common stock, at a price per share less than $0.50 per share, then the conversion price will be adjusted to such lower price on a full-ratchet basis;

•
If we distribute to all holders of our common stock (and not to YA Global Investments) evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any security, then the conversion price of the secured convertible debenture will be adjusted based upon the value of the distribution as a percentage of the market value of our common stock on the record date for such distribution;

•
If we reclassify our common stock or engage in a compulsory share exchange pursuant to which our common stock is converted into other securities, cash or property, YA Global Investments will have the option to either (i) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (ii) demand that we prepay the secured convertible debentures;

•
If we engage in a merger, consolidation or sale of more than one-half of our assets, then YA Global Investments will have the right to (i) demand that we prepay the secured convertible debentures, (ii) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (iii) in the case of a merger or consolidation, require the surviving entity to issue a convertible debenture with similar terms; and

•
If there is an occurrence of an event of default, as defined in the secured convertible debentures, or the secured convertible debentures are not redeemed or converted on or before the maturity date, the secured convertible debentures shall be convertible into shares of our common stock at the lower of (i) the then applicable conversion price; (ii) 90% of the average of the three lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, during the 10 trading days immediately preceding the date of conversion; or (iii) 20% of the volume weighted average prices of our common stock, as quoted by Bloomberg, LP, on May 17, 2007.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder has not entered into any agreement with a prospective underwriter and it cannot assure you that any such agreement will be entered into.

The selling stockholder may pledge its shares to its brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. If a selling stockholder is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, a selling stockholder can only cover its short position with the securities it receives from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.), within the past three years, has entered into the following transactions with us:

Equity Distribution Agreement

On August 8, 2005, we entered into an Equity Distribution Agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.). Under the Equity Distribution Agreement, we are allowed to periodically sell to YA Global Investments shares of our common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, YA Global Investments would pay us 91%, or a 9% discount on the per share price of our common stock on the principal market. YA Global Investments’ obligation to purchase shares of our common stock under the Equity Distribution Agreement was subject to certain conditions, including our obtaining an effective registration statement for shares of common stock sold under the Equity Distribution Agreement and was limited to $2,000,000 per five business days. The initial registration statement was declared effective by the SEC on February 14, 2006, and pursuant to which, we issued 5,569,058 shares of our common stock to YA Global Investments and received net proceeds of $3,982,500.

Upon the execution of the Equity Distribution Agreement, YA Global Investments received, as a one-time commitment fee, 322,222 shares of our common stock which we valued at $300,000 on the date of issuance. In connection with the Equity Distribution Agreement, we also entered into a Placement Agent Agreement, dated as of August 8, 2005, with Monitor Capital Inc., a non-affiliated registered broker-dealer. Upon execution of the Placement Agent Agreement, Monitor Capital Inc. received, as a one-time placement agent fee, 11,111 shares of our common stock in an amount equal to $10,000 divided by the closing bid price of our shares on the date of issuance. On February 2, 2006 we and YA Global Investments determined that it would be in our best interests to terminate the Equity Distribution Agreement and enter into a new Equity Distribution Agreement. On February 2, 2006, we entered into a Termination Agreement with YA Global Investments to terminate the Equity Distribution Agreement we had entered into on August 8, 2005, and on February 3, 2006 we entered into a new Equity Distribution Agreement with YA Global Investments.

On September 8, 2006, we filed a new registration statement registering 10,000,000 shares of our common stock to be issued to YA Global Investments in conjunction with the Equity Distribution Agreement for the then remaining $5,800,000 under the Equity Distribution Agreement. This registration statement was declared effective by the SEC on October 23, 2006, and subsequent to that date, we issued the 10,000,000 shares of common stock to YA Global Investments and received net proceeds of $3,372,539. As a result, we have no shares available to issue to YA Global Investments under the Equity Distribution Agreement.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDER

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. Assuming all the shares registered below are sold by the selling stockholder, the selling stockholder will not continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Debentures *	Total Percentage of Common Stock Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering **		Percentage of Common Stock Owned Before Offering **	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)

YA Global Investments, L.P. (3)	14,000,000	12.17%	Up to 10,555,685 shares of common stock	5,308,026	(1)	4.99%	--	--

* This column represents an estimated number based on a conversion price as of a recent date of October 12, 2007 of $0.50 divided into the principal amount of the secured convertible debentures.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to its 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible debentures is subject to adjustment.

(1)
Pursuant to our registration rights agreement, we are required to register a sufficient number of shares issuable upon conversion of the convertible debentures and exercise of their warrants, which is currently 22,121,500 shares of common stock, however, the number of shares registered is not to exceed 30% of the issued and outstanding shares of our common stock (less any shares of common stock held by our affiliates) minus 10,000 shares of common stock. As of the filing deadline, we determined the number of shares of common stock issued and outstanding not held by affiliates to be 35,218,950. If required pursuant to our registration rights agreement and in accordance with SEC regulations, we will file additional registration statements in the future to register additional shares of common stock issuable upon conversion of the secured convertible debentures and/or exercise of the warrants. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible debentures by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However, the selling stockholder has contractually agreed to restrict its ability to convert the secured convertible debentures and receive shares of our common stock such that the number of shares of common stock held by it in the aggregate and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through its ownership of the secured convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)    Assumes that all securities registered will be sold.
(3)
All investment decisions of YA Global Investments, L.P. are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

MAY 17, 2007 SECURED CONVERTIBLE DEBENTURE FINANCING

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.), an accredited investor, on May 17, 2007 for the sale of $7,000,000 in secured convertible debentures. They will provide us with an aggregate of $7,000,000 as follows:

• $3,500,000 was disbursed on May 17, 2007;
• $2,000,000 was disbursed on June 29, 2007; and
• $1,500,000 will be disbursed within three days after the effectiveness of this registration statement.

Accordingly, we have received a total of $5,500,000, less a 10% commitment fee of $550,000 and a $15,000 structuring fee, for net proceeds of $4,935,000 pursuant to the Securities Purchase Agreement.

In connection with the securities purchase agreement, we issued YA Global Investments warrants to purchase an aggregate of 8,121,500 warrants as follows:

• warrant to purchase 2,545,000 shares of common stock exercisable at $0.55 per share;
• warrant to purchase 2,154,000 shares of Common Stock exercisable at $0.65 per share;
• warrant to purchase 1,867,000 shares of Common Stock exercisable at $0.75 per share and
• warrant to purchase 1,555,500 shares of Common Stock exercisable at $0.90 per share.

All of the warrants expire five years from the date of issuance.

The convertible debentures bear interest at 9%, mature 30 months from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option, at a rate of $0.50 per share, subject to adjustment. Based on this conversion price, the $7,000,000 in secured convertible debentures, excluding interest, are convertible into 14,000,000 shares of our common stock. The investors have contractually agreed to restrict their ability to convert its debentures or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.  As we are only registering 10,555,685 shares of common stock pursuant to this registration statement, this is not a sufficient number of shares if all of the secured convertible debentures are converted at this time. Pursuant to our registration rights agreement, we are required to register a sufficient number of shares issuable upon conversion of the convertible debentures and exercise of their warrants, which is currently 22,121,500 shares of common stock, however, the number of shares registered is not to exceed 30% of the issued and outstanding shares of our common stock (less any shares of common stock held by our affiliates) minus 10,000 shares of common stock. As of the filing deadline, we determined the number of shares of common stock issued and outstanding not held by affiliates to be 35,218,950. If required pursuant to our registration rights agreement and in accordance with SEC regulations, we will file additional registration statements in the future to register additional shares of common stock issuable upon conversion of the secured convertible debentures and/or exercise of the warrants.

The conversion price of the secured convertible debentures will be adjusted in the following circumstances:

•
If we pay a stock dividend, engage in a stock split, reclassify our shares of common stock or engage in a similar transaction, the conversion price of the secured convertible debentures will be adjusted proportionately;

•
If we issue rights, options or warrants to all holders of our common stock (and not to YA Global Investments) entitling them to subscribe for or purchase shares of common stock at a price per share less than $0.50 per share, other than issuances specifically permitted by the securities purchase agreement then the conversion price of the secured convertible debentures will be adjusted on a weighted-average basis;

•
If we issue shares, other than issuances specifically permitted by the securities purchase agreement of our common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of our common stock, at a price per share less than $0.50 per share, then the conversion price will be adjusted to such lower price on a full-ratchet basis;

•
If we distribute to all holders of our common stock (and not to YA Global Investments) evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any security, then the conversion price of the secured convertible debenture will be adjusted based upon the value of the distribution as a percentage of the market value of our common stock on the record date for such distribution;

•
If we reclassify our common stock or engage in a compulsory share exchange pursuant to which our common stock is converted into other securities, cash or property, YA Global Investments will have the option to either (i) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (ii) demand that we prepay the secured convertible debentures;

•
If we engage in a merger, consolidation or sale of more than one-half of our assets, then YA Global Investments will have the right to (i) demand that we prepay the secured convertible debentures, (ii) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of our common stock following such transaction, or (iii) in the case of a merger or consolidation, require the surviving entity to issue a convertible debenture with similar terms; and

•
If there is an occurrence of an event of default, as defined in the secured convertible debentures, or the secured convertible debentures are not redeemed or converted on or before the maturity date, the secured convertible debentures shall be convertible into shares of our common stock at the lower of (i) the then applicable conversion price; (ii) 90% of the average of the three lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, during the 10 trading days immediately preceding the date of conversion; or (iii) 20% of the volume weighted average prices of our common stock, as quoted by Bloomberg, LP, on May 17, 2007.

In connection with the securities purchase agreement, we also entered into a registration rights agreement providing for the filing, by July 2, 2007, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than October 13, 2007, and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) May 17, 2009. In the event of a default of our obligations under the registration rights agreement, we are required to pay to YA Global Investments, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 1% of the liquidated value of the outstanding secured convertible debentures, up to a maximum amount of 12%.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting it a first priority security interest in certain of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

This prospectus relates to the resale of the shares of common stock to be issued upon conversion of the senior convertible debentures described above.

Additional Disclosure

Dollar Value of Securities Registered for Resale in this Prospectus

The total dollar value of the securities underlying the convertible debentures that we have registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on the date of the sale of the convertible debentures) are as follows:

Securities Underlying the Convertible Notes	Market Price at May 17, 2007	Dollar Value of Underlying Securities
10,555,685	$0.37	$3,905,603.45

Interest and Liquidated Damages Payments in Connection with the Convertible Notes Transaction

We may be required to make interest payments to the secured convertible debenture holders. The following is a tabular disclosure of the dollar amount of each such payment to be made (excluding any repayment of principal) in connection with the secured convertible debentures that we may be required to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to "finders" or "placement agents" and any other payments or potential payments):

Investor	Payment Reference	Date	Amount
YA Global Investments, L.P.
	Commitment Fee	May 17, 2007	$ 350,000
	Structuring and Due Diligence Fee	May 17, 2007	30,000
	Commitment Fee	June 18, 2007	200,000
	Commitment Fee	TBD	150,000
	Interest	Various	1,575,000
YA Global Investments Total			$ 2,305,000
Total payments that have been or may be required to be made in connection with the transaction, excluding principal repayments			$ 2,305,000

    We have agreed to pay a commitment fee of 10% of the gross proceeds, payable at each closing, or an aggregate of $700,000, and a structuring and due diligence fee of $30,000 to Yorkville Advisors LLC, the general partner of YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.). The final commitment fee is payable in connection with the final closing, which shall occur upon this registration statement being declared effective.

Interest on the convertible debentures accrues at the rate of 9% per annum, with the debentures maturing on November 17, 2009. Interest is payable on the first business day of each month starting September 2007. The amount of interest listed represents the total amount possible if the entire $7,000,000 of convertible debentures were issued on May 17, 2007 and no repayments or conversions occurred prior to maturity. As not all debentures were issued on May 17, 2007 and we are unable to determine at this time when and how much of the face amount of convertible debentures will be redeemed or convertible prior to maturity, the amount of interest we will pay in the aggregate to the debenture holder will vary.

Net Proceeds to Unicorp from the Private Placement

The Net Proceeds realized by Unicorp from the Secured Convertible Debentures are as follows:
Gross Proceeds	$ 7,000,000
Less fees and potential interest	(2,305,000)
Net Proceeds	$ 4,695,000

Unicorp shall receive net proceeds from this transaction of at least $4,695,000, which represents gross proceeds of $7,000,000, minus $730,000 paid to YA Global Investments in commitment, structuring and due diligence fees, and a maximum of $1,575,000 in interest payments, as discussed above.

Potential Total Profit to the Selling Stockholders from the Convertible Debentures

As the conversion price, $0.50, of the convertible debentures was greater than the market price, $0.37, on the date of sale of the convertible debentures, there was no potential profit to the purchasers.

Potential Total Profit to the Selling Stockholders from Other Securities Held by the Selling Stockholders

As the conversion prices, $0.55, $0.65, $0.75 and $0.90, of the warrants was greater than the market price, $0.37, on the date of sale of the warrants, there was no potential profit to the purchasers.

Total of Possible Payments and Discounts as a Percentage of Net Proceeds

The following information presents the sum of all possible payments and the total possible discounts to the market price of the shares underlying the convertible debentures as a percentage of the net proceeds to the issuer from the sale of the convertible debentures, as well as the amount of that resulting percentage averaged over the term of the convertible debentures.

The percentage computation methodology utilized considers the following factors:

•	the gross proceeds paid or payable to us from the convertible debentures;

•	all payments that we have made or that may be required to be made

•	the resulting net proceeds to us; and

•
the combined total possible profit to be realized by the investors as a result of any conversion discounts regarding the securities underlying the convertible debentures and any other warrants, options, notes, or other securities of ours that are held by the selling shareholders or any affiliates of the selling shareholders.

Gross proceeds paid to the issuer in the convertible note transaction	$ 7,000,000
All payments made or that may be may be required to be made by the issuer that are disclosed above	(2,305,000)
Net proceeds to issuer, as Gross proceeds are reduced by the total of all possible payments (excluding principal)	$4,695,000

Combined total possible profit to be realized as a result of any conversion discounts disclosed above	$0

Percentage of the total amount of all possible payments divided by the net proceeds to the issuer from the sale of the convertible notes
0%

Percentage averaged over the term of the convertible note	0%

Prior Securities Transactions Between Unicorp and Selling Shareholders

Certain of the selling shareholders had prior securities transactions with us prior to this transaction. The following tabular disclosure reflects:

•	the date of the transaction;

•	the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction;

•
the number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders;

•	the number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction;

•
the percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction;

•	the market price per share of the class of securities subject to the transaction immediately prior to the transaction (reverse split adjusted, if necessary); and

•	the current market price per share of the class of securities subject to the transaction (reverse split adjusted, if necessary).

Selling shareholder and transaction date	Shares of the class of securities subject to the transaction that were outstanding prior to the transaction	Shares subject to transaction outstanding prior to the transaction held in “float” (1)	Shares that were issued or issuable in connection with the transaction	Percentage of securities issued or issuable in connection with transaction vs “float” (1)	Market price per share immediately prior to the transaction	Current market price per share of the class of securities subject to the transaction

YA Global Investments; August 8, 2005	82,156,609	2,266,609	5,891,280	259.92%	$1.00	$0.28
YA Global Investments; February 3, 2006	84,314,672	4,042,469	10,000,000	247.37%	$2.14	$0.28

Footnotes
(1)
The Company has calculated the percentage of total issued and outstanding securities that were issued or issuable in the transactions above by taking the number of shares issued or issuable in connection with the applicable transaction and dividing that number by the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders. This formula is the reverse of that suggested in this comment (fifth bullet paragraph), since the suggested formula does not yield the percentage of total issued and outstanding securities that were issued or issuable in the respective transactions.

Relationship Between Shares Issued and Outstanding and Shares Held by Selling Stockholders

The following tabular disclosure reflects:

•
the number of shares outstanding prior to the convertible note transaction that are held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholder;

•	the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements;

•
the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders;

•	the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders

•	the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction.

In this analysis, the calculation of the number of outstanding shares excludes any securities underlying any outstanding convertible securities, options, or warrants.

Selling Shareholders	Shares held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholder prior to the current transaction	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by same	Shares registered for resale by the selling shareholders or affiliates of the selling shareholders that have been sold in registered resale transactions	Shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction

YA Global Investments	0	15,903,743	0	15,903,743	10,555,685
Others	35,218,950	0	0	0	-
Totals	35,218,950	15,903,743	0	15,903,743	10,555,685

Our Financial Ability to Satisfy our Obligations to the Selling Shareholders

We have the intention, and a reasonable basis to believe that we will have the financial ability, to make payments on the convertible debentures when they become due. While we expect that most, if not all, of the convertible debentures will be converted into shares of our common stock on the terms as set forth in the debentures, we have no commitment from the investor that they will convert any such debentures into shares of our common stock. We have duly accounted for such payments in our long-term comprehensive strategy and financial plan.

Existing Short Positions by Selling Shareholders

Based upon information provided by the selling shareholders, to the best of our knowledge, we are not aware of any of the selling shareholders having an existing short position in our common stock.

Relationships Between Us and Selling Shareholders and Affiliates

We hereby confirm that a description of the relationships and arrangements between and among those parties already is presented in the prospectus and that all agreements between and/or among those parties are included as exhibits to the registration statement by incorporation by reference.

Method of Determining the Number of Shares Registered in this Prospectus

Our registration rights agreement, entered into on May 17, 2007 requires us to register such number of shares of common stock issuable upon conversion of the convertible debentures and exercise of the warrants issued to the investors, subject to reduction pursuant to Rule 415. Such agreement requires that we register, at a maximum, such number of shares equal to 10,000 less than 30% of the number of shares in our public float. As a result, we have registered a number of shares issuable upon conversion of the outstanding convertible debentures which we believe is allowable under Rule 415.

Fee Table	Amount to be registered
Shares of common stock issuable upon conversion of convertible debentures	10,555,685
Total	10,555,685

Selling Stockholders

Investor	Convertible Debentures	Warrants	Common Stock	Shares of Common Stock Included in Prospectus*
YA Global Investments	10,555,685	--	--	10,555,685
Total	10,555,685	--	--	10,555,685

* This reconciles the amounts due to each selling stockholder within the prospectus listed within the Selling Stockholder schedule, column 4 beginning on page 42.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Thomas Leger & Co., L.L.P., independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2006 and 2005, that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Unicorp, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

We maintain a website at www.unicorpinc.net. The information contained on that website is not deemed to be a part of this prospectus.

UNICORP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Unicorp, Inc.

We have audited the accompanying consolidated balance sheets of Unicorp, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the December 31, 2006 and 2005 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unicorp, Inc. as of December 31, 2006 and 2005, and the results of its operations, and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the accompanying consolidated financial statements have been restated.

/s/ Thomas Leger & Co., L.L.P.
Thomas Leger & Co., L.L.P.

March 20, 2007, except Note 2, as to which the date is April 2, 2007
Houston, Texas

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS	(Restated)
Current assets:
Cash and cash equivalents	$417,884	$287,446
Oil and gas receivable	355,456	41,952
Accounts receivable - other	57,676	--
Note and interest receivable - related party	207,989	--
Deferred offering costs	--	363,940
Prepaid drilling contract	246,651	--
Prepaid expenses	1,743,011	228,598
Total current assets	3,028,667	921,936
Property and equipment:
Oil and gas properties, full-cost method:
Subject to depletion	3,426,811	1,179,478
Unevaluated costs	1,697,644	677,195
Other fixed assets	230,306	11,424
Accumulated depletion, impairment and depreciation	(1,741,586)	(761,872)
Property and equipment, net	3,613,175	1,106,225
Other assets	25,914	5,000
Total assets	$6,667,756	$2,033,161

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$482,071	$459,851
Notes payable - related parties	--	367,000
Drilling contract liability	535,000	--
Accrued liabilities	11,596	68,670
Total current liabilities	1,028,667	895,521
Long-term note payable, net of discount	69,375	--
Commitments and contingencies (Note 12)	--	--
Shareholders' equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, none issued	--	--
Common stock, $.001 par value, 1,500,000,000 shares authorized, 94,516,142 and 83,324,467 issued and outstanding at
December 31, 2006 and 2005, respectively	94,516	83,324
Treasury stock, at cost; 1,500,000 shares	(120,000)	--
Additional paid-in capital	18,748,639	10,897,478
Accumulated deficit	(13,153,441)	(9,843,162)
Total shareholders’ equity	5,569,714	1,137,640
Total liabilities and shareholders' equity	$6,667,756	$2,033,161

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
	(Restated)
Revenue	$924,498	$242,165

Operating costs:
Oil and gas production costs	236,359	115,508
Depletion expense	335,222	246,411
Total operating costs	571,581	361,919
Gross profit (loss)	352,917	(119,754)

Operating expenses:
Office administration	173,405	24,969
Payroll expenses	633,804	168,276
Investor relations	967,120	740,111
Professional services	269,106	381,879
Drilling rig contract	292,384	--
Employee stock option expense	546,342	720,000
Impairment of oil and gas properties	612,486	515,461
Depreciation	32,006	--
Other general and administrative expenses	127,493	63,872
Total operating expenses	3,654,146	2,614,568

Other income (expense):
Interest and other income	20,763	38,800
Interest expense:
Related parties	(3,525)	(53,489)
Other	(26,288)	--
Total other	(9,050)	(14,689)

Net loss	$(3,310,279)	$(2,749,011)

Net loss per share:
Basic and diluted	$(0.04)	$(0.03)

Weighted average number of common shares outstanding:
Basic and diluted	88,429,620	82,363,326

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
JANUARY 1, 2005 TO DECEMBER 31, 2006

				Additional	Stock		Total
	Common Stock		Treasury	Paid-in	Subscription	Accumulated	Shareholders’
	Shares	Amount	Stock	Capital	Receivable	Deficit	Equity

Balances, January 1, 2005	82,127,034	$82,127	$--	$8,993,238	$(24,000)	$(7,094,151)	$1,957,214
Collection of stock subscription receivable	--	--	--	--	24,000	--	24,000
Stock issued for erroneous certificate	1,250	1	--	(1)	--	--	--
Stock issued for payment of accounts payable	92,190	92	--	129,908	--	--	130,000
Stock issued for services	100,000	100	--	82,330	--	--	82,430
Stock options issued for services	--	--	--	25,000	--	--	25,000
Intrinsic value of employee stock options	--	--	--	720,000	--	--	720,000
Exercise of stock options	215,500	216	--	254,433	--	--	254,649
Stock issued for financing	333,333	333	--	309,667	--	--	310,000
Stock issued for acquisition	38,462	38	--	49,962	--	--	50,000
Stock issued for conversion of related party debt	416,698	417	--	332,941	--	--	333,358
Net loss	--	--	--	--	--	(2,749,011)	(2,749,011)
Balances, December 31, 2005	83,324,467	83,324	--	10,897,478	--	(9,843,162)	1,137,640
Stock issued for financing	24,000	24	--	13,896	--	--	13,920
Beneficial conversion feature of note payable	--	--	--	22,500	--	--	22,500
Stock and stock options issued for services	102,098	102	--	222,432	--	--	222,534
Employee stock options	--	--	--	565,406	--	--	565,406
Stock issued for payment of accounts payable	37,788	38	--	29,962	--	--	30,000
Exercise of stock options	1,486,000	1,486	--	1,951,765	--	--	1,953,251
Purchase of treasury stock	--	--	(120,000)	--	--	--	(120,000)
Stock issued for cash, net of offering costs	9,541,789	9,542	--	5,045,200	--	--	5,054,742
Net loss	--	--	--	--	--	(3,310,279)	(3,310,279)
Balances, December 31, 2006 (Restated)	94,516,142	$94,516	$(120,000)	$18,748,639	$--	$(13,153,441)	$5,569,714

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Cash flows from operating activities:	(Restated)
Net loss	$(3,310,279)	$(2,749,011)
Adjustments to reconcile net loss to cash used in operating activities:
Depletion and depreciation	367,228	246,411
Impairment of oil and gas properties	612,486	515,461
Stock and stock options issued for services	172,534	261,492
Stock issued for loan commitment	13,920	--
Stock option expense	565,406	720,000
Amortization of debt discounts	16,875	--
Non-cash investment income	(8,903)	1,426
Changes in assets and liabilities:
Accounts receivable	(371,180)	(41,952)
Prepaid drilling contract	(246,651)	--
Deferred offering costs	(46,318)	(53,940)
Prepaid expenses	(1,464,413)	(271,028)
Accounts payable	52,220	557,709
Drilling contract liability	535,000	--
Accrued liabilities	(57,074)	93,479
Net cash used in operating activities	(3,169,149)	(719,953)
Cash flows from investing activities:
Purchase of certificate of deposit	(25,000)	--
Maturity of certificate of deposit	--	1,000,000
Investment in oil and gas properties and other fixed assets	(3,411,664)	(1,176,574)
Note receivable - related party	(200,000)	--
Deposits	5,000	--
Net cash used in investing activities	(3,631,664)	(176,574)
Cash flows from financing activities:
Proceeds from notes payable - related parties and other	100,000	175,000
Repayments of notes payable - related parties and other	(467,000)	(88,000)
Stock issued for cash	5,465,000	--
Exercise of stock options	1,953,251	254,649
Collection of stock subscription receivable	--	24,000
Purchase of treasury stock	(120,000)	--
Net cash provided by financing activities	6,931,251	365,649
Net increase (decrease) in cash	130,438	(530,878)
Cash and cash equivalents, beginning of year	287,446	818,324
Cash and cash equivalents, end of year	$417,884	$287,446

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(Continued)

	2006	2005
	(Restated)
Supplemental cash flow disclosures:
Interest paid	$32,621	$--
Taxes paid	$--	$--

Supplemental cash flow disclosures:
Stock issued for offering costs	$--	$310,000
Stock issued for acquisition of producing properties	$--	$50,000
Stock issued for prepaid expenses	$50,000	$--
Stock issued for payment of accounts payable	$30,000	$130,000
Stock issued for conversion of debt	$--	$333,358
Note issued for acquisition of leasehold interests	$75,000	$--

See accompanying notes to audited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

Note 1.  Organization and Nature of Business

Unicorp, Inc. (the “Company” or “Unicorp”), was originally incorporated in May 1981, in the State of Nevada under the name of Texoil, Inc. The Company is a natural resource company engaged in the exploration, exploitation, acquisition, development and production and sale of natural gas, crude oil and natural gas liquids primarily from conventional reservoirs within the U.S. Substantial portions of Unicorp’s operations are conducted in Louisiana, Mississippi and Texas.

On July 29, 2004, Unicorp closed on a reverse merger transaction acquiring all of the common stock of Affiliated Holdings, Inc., a Texas corporation (“AHI”), pursuant to a stock agreement by and among the Company, AHI and the stockholders of AHI (the “Stock Transaction”). As a result of the Stock Transaction, AHI became a wholly-owned subsidiary of the Company, through which oil and gas operations are being conducted. References herein to the Company include AHI.

As a result of the closing of the Transaction, the Company issued an aggregate of 75,000,000 shares of its common stock to the former stockholders of AHI (in exchange for all the outstanding capital stock of AHI), resulting in the former stockholders of AHI owning approximately 99.2% of the issued and outstanding Company common stock.

As of December 31, 2006, Unicorp had three wholly-owned subsidiaries as follows:

•
Affiliated Holdings, Inc. (“AHI”) - This subsidiary was incorporated in the State of Texas on July 12, 2004, for the purpose of the acquisition and development of oil and natural gas properties. On July 29, 2004, AHI exchanged 100% of its common stock for approximately 99.2% of the common stock of Unicorp. AHI is the subsidiary from which the Company is conducting its oil and gas operations.

•
Marcap International, Inc. (“Marcap”) - This subsidiary was incorporated in the State of Texas on August 23, 1984, as Whitsitt Oil Company to engage in oil and gas exploration and production activities in Ohio and Texas. Marcap was acquired by the Company in 1988 and the name, Whitsitt Oil Company, was changed to Martex Trading Co., Inc. and subsequently to Marcap. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities.

•
Laissez-Faire Group, Inc. (“LFGI”) - This subsidiary was incorporated in the State of Texas on August 16, 1996 and acquired by the Company on December 31, 1997. LFGI has not yet engaged in any significant business activities. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities.

Note 2.  Restatement

On April 2, 2007, the Company became aware of an error that had resulted in the misstatement of previously reported depletion expense. On April 2, 2007, management and the Board of Directors concluded that the Company would amend its previously filed Form 10-KSB for the year ended December 31, 2006, to correct its reported depletion expense. This change was required to reflect the addition of proved undeveloped reserves and future development costs to the depletion calculation. Accordingly, the Company’s consolidated financial statements for the year ended December 31, 2006 in the Company’s original filing should no longer be relied upon.

Management and the Company’s Board of Directors also discussed these matters with its independent registered public accountants.

The following table sets forth the effects of the restatements made to correct the error in the Company’s original filing Form 10-KSB as filed with the SEC on March 23, 2007.

	For the Year Ended December 31, 2006
	Restated	Previously
		Reported
Consolidated Statements of Operations:
Depletion expense	335,222	565,504
Total operating costs	571,581	801,863
Gross profit	352,917	122,635
Net loss	$(3,310,279)	$(3,540,561)

Consolidated Balance Sheets:
Accumulated depletion, impairment and depreciation	(1,741,586)	(1,971,868)
Property and equipment, net	3,613,175	3,382,893
Total assets	$6,667,756	$6,437,474
Accumulated deficit	(13,153,441)	(13,383,723)
Total shareholders’ equity	5,569,714	5,339,432
Total liabilities and shareholders’ equity	$6,667,756	$6,437,474

The restatement also resulted in changes to the Consolidated Statements of Shareholders’ Equity and Cash Flows only to the extent of a change in the net loss and depletion expense.

Note 3.   Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and account balances have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of time deposits and liquid debt investments with original maturities of three months or less at the time of purchase. At December 31, 2006 and 2005, the Company had $ 410,277 and $280,000 in time deposits with a local bank, respectively, with the maximum amount insured by the FDIC of $100,000.

Accounts Receivable

The Company’s customers are natural gas and crude oil purchasers. Each customer of the Company is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter. Receivables are generally due in 30 to 60 days. When collections of specific amounts due are no longer reasonably assured, an allowance for doubtful accounts is established. During 2006, two purchasers accounted for 91% and 9%, respectively, of the Company’s total consolidated crude oil sales. Also included in accounts receivable are amounts due from working interest owners of which the Company is the designated operator of the property.

Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and gas properties. Accordingly, all costs associated with the acquisition, exploration and development of oil and gas properties, including costs of undeveloped leasehold, geological and geophysical expenses, dry holes, leasehold equipment and overhead charges directly related to acquisition, exploration and development activities, are capitalized. Proceeds received from disposals are credited against accumulated cost except when the sale represents a significant disposal of reserves, in which case a gain or loss is recognized.

The sum of net capitalized costs and estimated future development and dismantlement costs for each cost center is depleted on the equivalent unit-of-production method, based on proved oil and gas reserves as determined by independent petroleum engineers. Excluded from amounts subject to depletion are costs associated with unevaluated properties. Natural gas and crude oil are converted to equivalent units based upon the relative energy content, which is six thousand cubic feet of natural gas to one barrel of crude oil.

Net capitalized costs are limited to the lower of unamortized costs net of deferred tax or the cost center ceiling. The cost center ceiling is defined as the sum of (i) estimated future net revenues, discounted at 10% per annum, from proved reserves, based on unescalated year-end prices and costs, adjusted for contract provisions and financial derivatives that hedge the Company’s oil and gas reserves; (ii) the cost of properties not being amortized; (iii) the lower of cost or market value of unproved properties included in the cost center being amortized; and (iv) income tax effects related to differences between the book and tax basis of the natural gas and crude oil properties.

All other property and equipment are stated at original cost and depreciated using the straight-line method based on estimated useful lives from three to seven years.

Revenue Recognition

Revenue is recognized when title to the products transfer to the purchaser. The Company follows the “sales method” of accounting for its natural gas and crude oil revenue, so that the Company recognizes sales revenue on all natural gas or crude oil sold to its purchasers, regardless of whether the sales are proportionate to the Company’s ownership in the property. A receivable or liability is recognized only to the extent that the Company has an imbalance on a specific property greater than the expected remaining proved reserves.

Income Taxes

The Company accounts for income taxes using the liability method, under which the amount of deferred income taxes is based on the tax effects of the differences between the financial and income tax basis of the Company’s assets, liabilities and operating loss carry-forwards at the balance sheet date based upon existing tax laws. Deferred tax assets are recognized if it is more likely than not that the future income tax benefit will be realized. Since utilization of net operating loss carry-forwards is not assured, no benefit for future offset of taxable income has been recognized in the accompanying financial statements.

Disclosure of Fair Value of Financial Instruments

The Company’s financial instruments include cash, time deposits, accounts receivable, notes receivable, notes payable and accounts payable. The carrying amounts reflected in the balance sheet for financial assets classified as current assets and the carrying amounts for financial liabilities classified as current liabilities approximate fair value due to the short maturity of such instruments.

Earnings (Loss) Per Share

The Company computes net income (loss) per share pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share”. Basic net income (loss) per share is computed by dividing income or loss applicable to common shareholders by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted net income (loss) per share is determined in the same manner as basic net income (loss) per share except that the number of shares is increased assuming exercise of dilutive stock options, warrants and convertible debt using the treasury stock method and dilutive conversion of the Company’s convertible preferred stock.

During the year ended December 31, 2006, convertible debt and accrued interest, convertible into 81,103 shares of common stock and vested stock options to purchase 922,000 shares of common stock were excluded from the calculation of earnings per share since their conversion and exercise prices were below the market price at December 31, 2006, and their inclusion would have been antidilutive had their conversion and exercise prices been “in the money”. During the year ended December 31, 2005, options to purchase 614,000 shares of common stock and convertible debt and accrued interest (convertible into 272,697 shares of common stock) were excluded from the calculation of earnings per share since their inclusion would be antidilutive. During the years ended December 31, 2006 and 2005, there was no convertible preferred stock outstanding.

Stock Options

In December 2004, the Financial Accounting Standards Boards (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). This statement requires the cost resulting from all share-based payment transactions be recognized in the financial statements at their fair value on the grant date. SFAS No. 123(R) was adopted by the Company on January 1, 2006. The Company previously accounted for stock awards under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. During the quarter ended March 31, 2005, the Company recognized $720,000 of expense relating to the intrinsic value of stock options issued to its CEO and CFO, which options were granted with an exercise price below the then current market value.

The Company adopted SFAS No. 123(R) using the modified prospective application method described in the statement. Under the modified prospective application method, the Company applied the standard to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. The Company had no unvested options outstanding as of December 31, 2005, and consequently recorded no expense associated with unvested options during the twelve months ended December 31, 2006. During the quarter ended March 31, 2006, the Company issued 240,000 non-qualified stock options to its CEO and 120,000 non-qualified stock options to its CFO at an exercise price of $0.60 per share and immediately vested. The options were granted at the fair market value of the Company’s common stock on the date of grant. The Company used the Black-Scholes option pricing model and recorded $211,602 of expense in relation to these options. On February 1, 2006, the Company issued 700,000 non-qualified stock options to its COO, of which 450,000 vest over a two year period and 250,000 are based on performance conditions during the initial term of his employment agreement. The stock options expire four years from the date of grant and are exercisable at $0.05 per share. Management does not believe the performance conditions will be met and therefore has not accrued compensation expense related to the 250,000 stock options. For the 450,000 stock options which vest over a two year service period, the Company used the Black-Scholes option pricing model and determined the fair value of the stock options to be $771,937, which the Company is charging to expense over the two year vesting period. Since February 1, 2006, the Company has recorded $353,804 of expense in relation to these options. Effective February 15, 2007, the Company’s COO resigned his position and 600,000 of his 700,000 options were forfeited. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 204%, risk-free interest rate of 4.5%, and expected life of four years.

Prior to the adoption of SFAS 123(R), the Company presented any tax benefits of deductions resulting from the exercise of stock options within operating cash flows in the consolidated statements of cash flow. SFAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) to be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption of SFAS 123(R). As a result of the Company’s net operating losses, the excess tax benefits that would otherwise be available to reduce income taxes payable have the effect of increasing the Company’s net operating loss carry-forwards. Accordingly, because the Company is not currently able to realize these excess tax benefits, such benefits have not been recognized in the statement of cash flow for the twelve month period ended December 31, 2006.

On July 29, 2004, the Board of Directors adopted the 2004 Stock Option Plan (the “2004 Plan”), which allows for the issuance of up to 6,000,000 stock options to directors, executive officers, employees and consultants of the Company who are contributing to the Company’s success. As of December 31, 2006, there were 1,622,000 non-qualified stock options outstanding at exercise prices ranging from $0.05 to $3.50 per share pursuant to the 2004 Plan and there were 2,099,607 shares available for issuance pursuant to the 2004 Plan. The 2004 Plan was approved by the shareholders on September 20, 2004.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation prior to January 1, 2006:

Twelve Months
Ended
December 31, 2005

Net loss, as reported	$(2,749,011)
Add: Intrinsic value of stock option grants recorded as expense	720,000
Deduct: Stock-based compensation under fair value method	(1,076,331)
Pro forma net loss	$(3,105,342)

Net loss per share:
Basic and diluted, as reported	$(0.03)
Stock-based compensation under fair value method	(0.01)
Basic and diluted, pro forma	$(0.04)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 245%, risk-free interest rate of 1.5%, and expected life of five years.

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income (Loss)

Comprehensive income is defined as all changes in shareholders’ equity, exclusive of transactions with owners, such as capital instruments. Comprehensive income includes net income or loss, changes in certain assets and liabilities that are reported directly in equity such as translation adjustments on investments in foreign subsidiaries, changes in market value of certain investments in securities and certain changes in minimum pension liabilities. The Company’s comprehensive loss was equal to its net loss for the year ended December 31, 2006.

Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the application of SFAS No. 109, Accounting for Income Taxes, by establishing a threshold condition that a tax position must meet for any part of the benefit of that position to be recognized in the financial statements. In addition to recognition, FIN 48 provides guidance concerning measurement, derecognition, classification and disclosure of tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006; accordingly, the Company will adopt FIN 48 effective as of January 1, 2007. Currently, the Company does not anticipate that the adoption of FIN 48 will have a material impact on its effective tax rate.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) AUG AIR-1 — Accounting for Planned Major Maintenance Activities. FSP AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities because it results in the recognition of a liability in a period prior to the occurrence of the transaction or event obligating the entity. FSP AUG AIR-1 is effective for fiscal years beginning after December 15, 2006, and its guidance is applicable to entities in all industries. The Company will adopt the guidance in FSP AUG-AIR-1 as of January 1, 2007. The Company is currently evaluating the impact that the adoption of this guidance will have on its financial position and results of operations.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 established a dual approach that requires quantification of errors under two methods: (1) roll-over method which quantifies the amount by which the current year income statement is misstated, and (2) the iron curtain method which quantifies the error as the cumulative amount by which the current year balance sheet is misstated. In some situations, companies will be required to record errors that occurred in prior years even though those errors were immaterial for each year in which they arose. Companies may choose to either restate all previously presented financial statements or record the cumulative effect of such errors as an adjustment to retained earnings at the beginning of the period in which SAB 108 is applied. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of this pronouncement did not have an impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which is intended to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value and expanding disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company will adopt SFAS 157 on January 1, 2008, and has not yet determined the impact, if any, on its consolidated financial statements.

Note 4.  Accounts Receivable

Accounts receivable consists of the following:

	As of December 31,
	2006	2005
Accrued production receivable	$234,743	$39,314
Joint interest receivables	120,713	2,638
Due from joint interest property operator	57,426	--
Other	250	--
Allowance for bad debts	--	--
	$413,132	$41,952

Note 5.  Note Receivable - Related Party

On May 3, 2006, the Company entered into a loan agreement with Mr. Tommy Allen, a shareholder, whereby the Company loaned Mr. Allen $200,000 at an interest rate of six percent (6%) and due May 3, 2007, provided however, that on and after August 3, 2006, the Company may accelerate the maturity in its sole discretion to a date no earlier than twenty (20) business days after giving Mr. Allen notice. The note was initially secured with 19,690,000 shares of Unicorp common stock pursuant to a security agreement dated May 3, 2006. Effective July 27, 2006, the Company purchased 1,500,000 shares of Mr. Allen’s Unicorp common stock for $120,000 ($0.08 per share) and amended the security agreement to reduce the number of common shares as security from 19,690,000 to 18,190,000. The 1,500,000 shares are being held as treasury stock.

Note 6.  Deferred Offering Costs

Deferred offering costs are comprised of the following at December 31, 2005:

2005
Commitment fee - YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.)	$300,000
Placement agent fee- Monitor Capital, Inc.	10,000
Legal fees	53,940
$363,940

The Company’s registration statement was declared effective by the SEC on February 14, 2006, and the Company charged the deferred financing costs to additional paid-in capital.

Note 7.  Prepaid Drilling Contract

On July 18, 2006, the Company entered into a contract with a national drilling contractor to drill a minimum of two wells on the Company’s prospects. The July 18, 2006, contract was terminated. On September 26, 2006, a new contract was entered into whereby the Company assigned the drilling rig to the operator of the North Laurel Ridge Prospect and the Company’s St. Martinville prospect was identified as the second well commitment. Under the terms of the agreement, the Company prepaid $2,000,000 of drilling costs for the North Laurel Ridge prospect and was obligated to obtain a $1,000,000 letter of credit in favor of the drilling contractor for the St. Martinville prospect. In September 2006, the Company paid the drilling contractor the $2,000,000 prepayment and in October 2006 the Company paid in cash the $1,000,000 obligation to provide a letter of credit for the St. Martinville prospect.

In August 2006, the Company entered into a rig sharing agreement with another company desiring to utilize the drilling rig the Company had under contract. In accordance with the rig sharing agreement, the Company and the other party to the agreement agreed to share on an alternating basis the drilling rig under contract with the Company. The other party would enter into its own drilling contract with the drilling company. The Company and the other party agreed to share the cost of moving the drilling rig from Oklahoma to Louisiana on a 50/50 basis. Once the drilling rig is moved to the initial well to be drilled by the other party, the Company has agreed to pay 50% of the rig mobilization fee to said location. The Company billed the other party $518,814 for its share of moving the rig from Oklahoma to Louisiana, which amount was collected during the fourth quarter of 2006.

On December 13, 2006, the drilling rig was released from the North Laurel Ridge prospect and began its move to the St. Martinville prospect. During December 2006, the Company received $1,000,000 from the operator as a prepayment for the use of the rig, which amount was reduced to $535,000 as a result of the drilling contractor’s invoiced amount for the month of December 2006 and is represented on the balance sheet at December 31, 2006 as a drilling contract liability.

Note 8.  Prepaid Expenses

Prepaid expenses consist of the following:

	As of December 31,
	2006	2005
Prepaid drilling costs	$1,705,375	$186,486
Prepaid legal fees	4,520	33,656
Prepaid insurance	33,116	3,367
Prepaid rent	--	5,089
	$1,743,011	$228,598

Prepaid drilling costs are comprised of cash advances paid to the operators of the Company’s South Creole and St. Martinville prospects, which represents the Company’s 28.33% and 33.33% working interest, respectively, of the dry hole costs of the initial well on each prospect. Drilling operations on each prospect began in January 2007.

Note 9.  Property and Equipment

Property and equipment includes the following:

	As of December 31,
	2006	2005
Oil and gas properties:
Subject to depletion	$3,426,811	$1,179,478
Unevaluated costs	1,697,644	677,195
Impairment	(1,127,947)	(515,461)
Accumulated depletion	(581,633)	(246,411)
Net oil and gas properties	3,414,875	1,094,801
Other fixed assets	230,306	11,424
Accumulated depreciation	(32,006)	--
Net property and equipment	$3,613,175	$1,106,225

Unevaluated Natural Gas and Crude Oil Costs Excluded from Depletion

Under full cost accounting, the Company may exclude certain unevaluated costs from the amortization base pending determination of whether proved reserves have been discovered or impairment occurred. A summary of the unevaluated properties excluded from natural gas and crude oil properties being amortized at December 31, 2006 and 2005 and the year in which they were incurred is as follows:

	2006 Costs Incurred During			2005 Costs Incurred During
	2006	2005	Total	2005
Lease acquisition and G&G	$487,220	$158,853	$646,073	$144,520
Drilling costs	797,804	253,767	1,051,571	532,675
	$1,285,024	$412,620	$1,697,644	$677,195

Costs are transferred into the amortization base on an ongoing basis, as the projects are evaluated and proved reserves established or impairment determined. Pending determination of proved reserves attributable to the above costs, the Company cannot assess the future impact on the amortization rate. These costs will be transferred into the amortization base as the undeveloped projects and areas are evaluated.

Note 10.  Notes Payable

Convertible Notes

During November and December 2004, the Company issued $580,000 principal amount in the form of one year, 10% convertible secured notes to five investors, which were collateralized by all the assets of Affiliated Holdings, Inc. The notes were due in November and December 2005 and the funds were used to pay for lease bonus costs and drilling and completion costs of four wells on the Company’s Cecilia Prospect located in Hardin County, Kentucky. At the option of the note holder, the notes were convertible into common stock of the Company at a conversion price of $0.80 per share anytime prior to November and December 2005. Interest on the 10% convertible notes was payable quarterly out of available cash flow from operations as determined by the Company’s Board of Directors, or if not paid but accrued, would be paid at the next fiscal quarter or at maturity. The conversion price of the notes was calculated based on a discount to the bid price on the date of funding. As the conversion price was below the fair value of the common stock on the date issued, the Company has recorded the beneficial conversion feature of the notes in accordance with the provisions found in EITF 98-5 by recording a $443,626 discount on the notes. The discount was recorded as interest expense during the fiscal quarter ended December 31, 2004, as the notes were immediately convertible.

During December 2005, three shareholders converted $300,000 principal amount and accrued interest of $33,358 into 416,698 shares of the Company’s common stock. The Company’s Chief Executive Officer and Chief Financial Officer verbally agreed to extend the maturity dates of their notes to June 30, 2006, which notes and accrued interest were subsequently paid in cash during March 2006.

During March 2006, the Company issued $75,000 principal amount in the form of a two-year, 10% convertible unsecured note to La Mesa Partners, L.C. The note is due March 9, 2008 and the funds were used to pay for lease bonus costs on the Company’s Ohio and Logan County, Kentucky prospects. At the option of the note holder, the note is convertible into common stock of the Company at a conversion price of $1.00 per share anytime after March 9, 2007. Interest on the 10% convertible note is payable quarterly out of available cash flow from operations as determined by the Company’s Board of Directors, or if not paid but accrued, will be paid at the next fiscal quarter or at maturity. The conversion price of the note was calculated based on a discount to the bid price on the date of funding. As the conversion price was below the fair value of the common stock on the date issued, the Company has recorded the beneficial conversion feature of the note in accordance with the provisions found in EITF 98-5 by recording a $22,500 discount on the note. The discount is being amortized over a twelve month period beginning April 1, 2006, and the Company has charged $16,875 to interest expense during the nine months ended December 31, 2006.

The convertible notes payable at December 31, 2006 and 2005, are as follows:

	December 31,
	2006	2005
Note due to La Mesa Partners, L.C. in the principal amount of $75,000, at an annual interest rate of 10%, due March 9, 2008 and convertible into Company common stock at $1.00 per share. The Company has recorded $22,500 as a beneficial conversion feature on this note and has amortized $16,875 during the nine months ended December 31, 2006.	$69,375	$--

Note due to an officer of the Company at an annual interest rate of 10%, due November 18, 2005 and convertible into Company common stock at $0.80 per share, which was verbally extended to June 30, 2006 and paid in March 2006	--	167,000

Note due to an officer of the Company at an annual interest rate of 10%, due November 23, 2005 and convertible into Company common stock at $0.80 per share, which was verbally extended to June 30, 2006 and paid in March 2006	--	10,000

Note due to an officer of the Company at an annual interest rate of 10%, due December 13, 2005 and convertible into Company common stock at $0.80 per share, which was verbally extended to June 30, 2006 and paid in March 2006	--	15,000
Total convertible notes payable	$69,375	$192,000

Other Short-term Notes

On December 31, 2005, the Company borrowed $175,000 from Kevan Casey, Chief Executive Officer of the Company, and issued Mr. Casey a short-term, unsecured note with interest at 10% per annum. During January and February 2006, the Company repaid Mr. Casey the principal amount of $175,000 and interest of $1,981.

On January 5, 2006, the Company entered into a short-term note with an individual in the principal amount of $80,000 at an annual interest rate of 10% and due on demand by the noteholder. As inducement to enter into the note with the Company, the Company paid the noteholder a commitment fee equal to eighteen percent (18%) of the principal amount of the note. Of this amount, $2,400 was paid in cash and the balance was paid with 24,000 shares of restricted common stock, which the Company valued at $13,920. The note and accrued interest were subsequently repaid on February 21, 2006.

On October 30, 2006, the Company borrowed $20,000 from K.M. Casey Trust No.1, of which Kevan Casey, Chief Executive Officer of the Company, is the general partner, at 8% per annum. During December 2006, the Company repaid the principal amount of $20,000 and interest of $276.

Note. 11. Accrued Liabilities

Accrued liabilities include the following:

	December 31,
	2006	2005
Accrued oil and gas production costs	$5,493	$12,513
Accrued interest on short-term debt	6,103	26,157
Accrued professional fees	--	30,000
	$11,596	$68,670

Note. 12. Commitments and Contingencies

Effective February 2, 2006, the Company entered into a thirty-eight month lease, beginning April 1, 2006, for approximately 5,582 square feet of office space from Walton Houston Galleria Office, L.P. (“Walton”). Under the terms of the lease, the Company was required to issue a forty (40) month $25,000 letter of credit secured by a $25,000 certificate of deposit in favor of Walton and pay the initial three months rent in advance. Future minimum lease payments for operating leases with initial non-cancelable lease terms in excess of one year are as follows:

Years Ending December 31,
2007	$101,057
2008	102,453
2009	43,028
Thereafter	--
Total lease commitments	$246,538

Note 13.  Funding

On February 3, 2006, the Company entered into an Equity Distribution Agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners, L.P.) (“YA Global Investments”). Under the Equity Distribution Agreement, the Company may, at its discretion, periodically sell to YA Global Investments shares of its common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, YA Global Investments will pay Unicorp 91%, or a 9% discount on the per share price of Unicorp’s common stock on the principal market. YA Global Investments’ obligation to purchase shares of Unicorp’s common stock under the Equity Distribution Agreement is subject to certain conditions, including Unicorp obtaining an effective registration statement for shares of common stock sold under the Equity Distribution Agreement and is limited to $2,000,000 per five business days.

Upon the execution of the Equity Distribution Agreement, YA Global Investments received as a one-time commitment fee 322,222 shares of the Company’s common stock which was valued at $300,000 on the date of issuance. In connection with the Equity Distribution Agreement, the Company has also entered into a placement agent agreement, dated as of August 8, 2005, with Monitor Capital Inc., a non-affiliated registered broker-dealer. Upon execution of the placement agent agreement, Monitor Capital Inc. received, as a one-time placement agent fee, 11,111 shares of the Company’s common stock in an amount equal to $10,000 divided by the closing bid price of its shares on the date of issuance. The Company recorded the costs of these stock issuances and payments made for legal fees pursuant to this funding transaction as deferred offering costs on its balance sheet and charged the deferred financing costs to additional paid-in capital during the quarterly periods ended June 30 and March 31, 2006.

The Company filed an initial registration statement with the SEC registering 5,903,743 shares of Unicorp common stock which included YA Global Investments’ 322,222 shares issued as a commitment fee and Monitor Capital’s 11,111 shares issued as a placement agent fee. The initial registration statement was declared effective by the SEC on February 14, 2006, and as of December 31, 2006, the Company has issued 5,569,058 shares of its common stock to YA Global Investments and has received net proceeds of $3,982,500.

On September 8, 2006, the Company filed a new registration statement registering 10,000,000 shares of Unicorp common stock to be issued to YA Global Investments in conjunction with the Equity Distribution Agreement in order to obtain the additional $5,800,000 in funding not received under the initial registration statement. This registration statement was declared effective by the SEC on October 23, 2006, and as of December 31, 2006, pursuant to this registration statement, the Company has issued 3,801,302 shares of its common stock to YA Global Investments and has received net proceeds of $1,422,500.

Note 14.  Common Stock

During the twelve months ended December 31, 2006, the Company issued 24,000 shares of its restricted common stock to an individual as a commitment fee for a short-term loan in the principal amount of $80,000 which the Company valued at $13,920 ($0.59 per share) and 37,788 shares of its restricted common stock to another individual as payment for accounts payable of $30,000 ($0.79 per share), which the Company valued at $30,000. In addition, the Company issued 14,098 shares of its restricted common stock to this same individual for services which the Company valued at $20,000 ($1.42 per share).

The Company issued 80,000 shares of free trading common stock to the Company’s COO as a sign-on bonus valued at $100,000 in accordance with his employment agreement and 8,000 shares as payment for consulting services valued at $10,070 (all at $1.25 per share). In addition, the Company issued 1,486,000 shares of its common stock to four individuals resulting from the exercise of stock options and the Company received cash of $1,953,251. As a result of its financing agreement with YA Global Investments, the Company issued 9,370,360 shares of its common stock to YA Global Investments and received net cash proceeds of $5,405,000 ($0.58 per share). On December 18, 2006, the Company sold 171,429 shares of its restricted common stock to an accredited individual for $60,000 ($0.35 per share).

Note 15.  Stock Options

During the year ended December 31, 2006, the Company issued 1,060,000 non-qualified stock options to its CEO, CFO and COO in accordance with their employment agreements at exercise prices ranging from $0.05 to $0.60 per share. The Company issued 1,434,000 non-qualified stock options to three consultants for services, all at exercise prices of $0.65 to $2.15 per share. Of the stock options issued for services, all options were exercised during the period which resulted in proceeds to the Company of $1,875,651. In addition, of the options issued for services in 2005, 52,000 were exercised during 2006 at prices between $1.30 and $1.50 per share which resulted in proceeds to the Company of $77,600. The stock options issued for services were valued based upon the services provided.

During the year ended December 31, 2005, the Company issued 360,000 non-qualified stock options to its CEO and CFO in accordance with their employment agreements and 252,500 non-qualified stock options to two consultants for services, all at exercise prices ranging from $1.00 to $1.80 per share. Of the stock options issued, 215,500 stock options were exercised during the period which resulted in proceeds to the Company of $254,649. The stock options issued for services were valued based upon the services provided.

A summary of stock option transactions under the Plan is as follows:

	2006		2005
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	614,000	$1.11	217,000	$3.00
Granted	2,494,000	$0.85	612,500	$1.11
Exercised	(1,486,000)	$1.31	(215,500)	$1.18
Forfeited	--	$--	--	$--
Outstanding at end of year	1,622,000	$0.77	614,000	$1.75
Exercisable at end of year	922,000	$1.32	614,000	$1.75
Weighted average fair value of options granted		$0.82		$1.11

At December 31, 2006, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.05 to $3.50 and 3 years and 1 month, respectively.

Note 16.  Related Party Transactions

See Note 5 for a discussion of loans to an affiliated shareholder and Note 10 for a discussion of borrowings from the Company’s Chief Executive Officer and Chief Financial Officer.

Note 17.  Income Taxes

The Company has incurred net losses since the merger with Affiliated. (See Note 1.) and therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward from July 12, 2004 (inception), has been fully reserved. The cumulative estimated operating loss carry-forward is approximately $7,425,000 at December 31, 2006, and will expire in 2024 through 2026. The Company’s net operating loss carry-forwards may be subject to annual limitations, which could reduce or defer the utilization of the losses as a result of an ownership change as defined in Section 382 of the Internal Revenue Code.

The following table sets forth a reconciliation of federal income tax for the years ended December 31, 2006 and 2005:

	2006	2005
Loss before income taxes	$ (3,310,279)	$ (2,749,011)

Income tax benefit computed at statutory rates	$(1,125,495)	$(934,664)
Valuation allowance	929,025	693,559
Permanent differences and non-deductible expenses	196,470	241,105
	$--	$--

Deferred income taxes consist of the following at December 31, 2006 and 2005:

	2006	2005
Deferred tax assets:
Net operating loss carry-forward	$2,524,468	$951,892
Valuation allowance	(1,747,002)	(817,977)
Deferred tax liabilities:
Book over tax depreciation, depletion and capitalized methods on oil and gas properties	(777,466)	(133,915)
	$--	$--

Note 18.  401(k) Plan

During the year ended December 31, 2005, the Company established and maintained a 401(k) plan that enabled employees to defer up to a specified percentage of their annual compensation and contribute such amount to the plan. The Company may contribute a matching amount for each participant equal to a discretionary percentage determined by the Company’s Board of Directors. The Company may also contribute additional amounts at its sole discretion. The Company’s matching contributions were $29,974 for the year ended December 31, 2005, and the Company made no matching contributions during the year ended December 31, 2006.

Note 19.  Supplemental Information (Unaudited)

Proved oil and gas reserve estimates, all of which are located in the United States, were prepared by independent petroleum engineers with Hite, McNichol & Associates, Inc. for the year ended December 31, 2006 and Ryder Scott Company, L.P. for the year ended December 31, 2005. The reserve reports were prepared in accordance with guidelines established by the Securities and Exchange Commission and, accordingly, were based on existing economic and operating conditions. Crude oil prices in effect as of the date of the reserve reports were used without any escalation (See “Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves” below for a discussion of the effect of the different prices on reserve quantities and values.) Operating costs, production and ad valorem taxes and future development costs were based on current costs with no escalation.

There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. Moreover, the present values should not be construed as the current market value of the Company’s crude oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves.

The changes in proved reserves for the year ended December 31, 2006 were as follows.

	Crude Oil (Bbls)	Natural Gas (Mcf)
December 31, 2004	--	--
Revisions	--	--
Extensions and discoveries	--	--
Purchases in place	19,287	--
Sales in place	--	--
Production	(4,029)	--
December 31, 2005	15,258	--
Revisions	8,107	--
Extensions and discoveries	136,149	92,799
Purchases in place	--	--
Sales in place	--	--
Production	(15,172)	--
December 31, 2006	144,342	92,799

Proved developed reserves
December 31, 2005	15,258	--
December 31, 2006	39,088	4,838

The capitalized costs relating to oil and gas producing activities and the related accumulated depletion, depreciation and accretion as of December 31, 2006 and 2005, were as follows:

2006
Proved properties	$3,426,811
Unevaluated properties	1,697,644
Accumulated DD&A	(1,709,580)
Net capitalized costs	$3,414,875

2005
Proved properties	$1,179,478
Unevaluated properties	677,195
Accumulated DD&A	(761,872)
Net capitalized costs	$1,094,801

Costs incurred in oil and gas property acquisition, exploration and development activities during the years ended December 31, 2006 and 2005, were as follows:

2006
Proved acreage	$278,499
Unproved acreage	487,220
Development costs	--
Exploration costs	2,502,063
Total	$3,267,782

2005
Proved acreage	$533,956
Unproved acreage	230,625
Development costs	--
Exploration costs	450,569
Total	$1,215,150

Results of operations from producing operations for the years ended December 31, 2006 and 2005 are set forth below:

2006
Crude oil sales	$924,498
Oil and gas production expense	236,359
Depletion expense	335,222
352,917
Income tax expense	--
Results from producing activities	$352,917

2005
Crude oil sales	$242,165
Oil and gas production expense	115,508
Depletion expense	246,411
(119,754)
Income tax expense	--
Results from producing activities	$(119,754)

The Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Natural Gas Reserves (“Standardized Measure”) do not purport to present the fair market value of the Company’s crude oil and natural gas properties. An estimate of such value should consider, among other factors, anticipated future prices of crude oil and natural gas, the probability of recoveries in excess of existing proved reserves, the value of probable reserves and acreage prospects, and perhaps different discount rates. It should be noted that estimates of reserve quantities, especially from new discoveries, are inherently imprecise and subject to substantial revision.

Under the Standardized Measure, future cash inflows were estimated by applying year-end prices to the estimated future production of the year-end reserves. These prices have varied widely and have a significant impact on both the quantities and value of the proved reserves as reduced prices cause wells to reach the end of their economic life much sooner and also make certain proved undeveloped locations uneconomical, both of which reduce reserves.

Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company’s tax basis in the associated proved crude oil and natural gas properties. Tax credits and net operating loss carry-forwards were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

The standardized measure of discounted cash flows related to proved oil and gas reserves at December 31, 2006 and 2005 were as follows:

2006
Future revenues	$8,648,373
Future production costs	(2,090,738)
Future development costs	(1,814,768)
Future net cash flows	4,742,867
10% discount	(1,000,745)
Standardized measure of discounted future net cash flows relating to proved reserves	$3,742,122

2005
Future revenues	$905,449
Future production costs	(417,978)
Future development costs	(17,985)
Future net cash flows	469,486
10% discount	(51,881)
Standardized measure of discounted future net cash flows relating to proved reserves	$417,605

The primary changes in the standardized measure of discounted future net cash flows for the years ended December 31, 2006 and 2005, were as follows:

2006
Changes in estimates of future development costs	$1,417,675
Revisions of estimates	(315,802)
Extensions and discoveries	3,328,388
Sales of oil, net of production costs	(688,139)
Net increase	$3,742,122

2005
Purchase of reserves, net	$544,262
Sales of oil, net of production costs	(126,657)
Net increase	$417,605

Note 20.  Subsequent Events

Stock Options

In January 2007, subject to a one year employment agreement with the Company’s Chief Financial Officer, the Company issued 120,000 non-qualified stock options to its CFO at an exercise price of $0.38 per share, expiring in five years and immediately vested.

Oil and Gas Prospects

North Cayuga Prospect - Henderson County, Texas

On January 29, 2007, the Company entered into an agreement to participate in the North Cayuga prospect located in Henderson County, Texas. The North Cayuga prospect will be drilled to a depth of approximately 9,000 feet to initially test the Rodessa Bacon Lime zone. This prospect has the potential for eight wells. Unicorp has an approximate 21% before payout working interest and an approximate 16% after payout working interest in this prospect. Drilling operations began during January 2007, however, the well bore was lost and it is anticipated the drilling of a replacement well will begin drilling during March 2007. The drilling contractor was drilling the well on a turnkey basis; therefore there was no cost to the Company for the lost well bore. The Rodessa, Pettit, Travis Peak, Georgetown, Cotton Valley and Bossier sands are also productive zones for which this field is known.

House Creek Prospect - Campbell County, Wyoming

On February 15, 2007, Unicorp, Inc entered into a letter of intent to acquire 2,500 acres located in the Powder River Basin of Wyoming. This property currently has two horizontal coal bed methane wells which are currently producing gas. The Company paid $40,000 and is evaluating how it will proceed. Should Unicorp proceed with the acquisition, it will have a 27.2% before payout working interest and an approximate 23% after payout working interest in this prospect. This prospect is located in Campbell County, Wyoming and is being developed through a farm-out from a major oil and gas company. Production in this field occurs in the Big George coal seam which is a 60 foot seam at approximately 1,200 feet.

UNICORP, INC.
 AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,375,777	$417,884
Oil and gas receivable	791,824	409,024
Drilling rig contract receivable	123,025	--
Accounts receivable - other	--	57,677
Note and interest receivable - related party	--	207,989
Prepaid drilling contract	--	246,651
Prepaid expenses	648,298	1,743,011
Deferred financing costs, net	74,769	--
Total current assets	4,013,693	3,082,236
Property and equipment:
Oil and gas properties, full-cost method:
Subject to depletion	8,551,300	3,426,811
Unevaluated costs	1,781,108	1,697,644
Other fixed assets	234,314	230,306
Accumulated depletion, depreciation and impairment	(2,618,022)	(1,741,586)
Property and equipment, net	7,948,700	3,613,175
Other assets	106,477	25,914
Total assets	$12,068,870	$6,721,325
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$863,049	$547,236
Note payable	75,000	--
Current portion - secured convertible note payable net of unamortized discount of $651,286	694,864	--
Drilling contract liability	712,138	535,000
Derivative liabilities	4,268,127	--
Total current liabilities	6,613,178	1,082,236
Secured convertible note payable net of unamortized discount of $3,485,390	668,370	--
Long-term note payable, net of discount	--	69,375
Commitments and contingencies (Note 10)	--	--
Shareholders' equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, none issued	--	--
Common stock, $.001 par value, 1,500,000,000 shares authorized, 100,964,840 and 94,516,142 issued and outstanding at
June 30, 2007 and December 31, 2006, respectively	100,965	94,516
Treasury stock, at cost; 6,189,193 and 1,500,000 shares at June 30, 2007 and December 31, 2006, respectively	(331,014)	(120,000)
Additional paid-in capital	21,176,832	18,748,639
Accumulated deficit	(16,159,461)	(13,153,441)
Total shareholders’ equity	4,787,322	5,569,714
Total liabilities and shareholders' equity	$12,068,870	$6,721,325

See accompanying notes to unaudited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Oil and gas revenue	$643,554	$146,579	$965,902	$276,729
Oil and gas production costs	137,254	47,020	285,134	82,933
Depletion expense	296,587	132,348	481,520	228,745
Gross profit (loss)	209,713	(32,789)	199,248	(34,949)

Operating expenses:
Office administration	54,502	40,996	113,728	72,251
Payroll and related	113,379	129,336	268,687	316,392
Investor relations	173,990	110,009	353,640	596,496
Professional services	128,089	55,428	309,852	139,303
Drilling rig contract	5,466	--	402,464	--
Employee stock option expense	32,678	96,492	492,491	372,422
Impairment of oil and gas properties	372,668	612,486	372,668	612,486
Depreciation	11,154	10,340	22,247	10,340
Other	137,389	36,067	182,782	79,188
Total operating expenses	1,029,315	1,091,154	2,518,559	2,198,878

Loss from operations	(819,602)	(1,123,943)	(2,319,311)	(2,233,827)

Other income (expense):
Interest income	9,277	16,023	12,575	16,182
Interest expense- other	(1,168,332)	(7,494)	(1,175,806)	(8,998)
Interest expense - related parties	--	--	--	(5,508)
Change in fair value of derivatives	476,522	--	476,522	--
Total other	(682,533)	8,529	(686,709)	1,676
Net loss	$(1,502,135)	$(1,115,414)	$(3,006,020)	$(2,232,151)

Net loss per share:
Basic and diluted	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Weighted average number of common shares outstanding:
Basic and diluted	100,170,901	87,545,710	98,171,325	86,044,711

See accompanying notes to unaudited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(3,006,020)	$(2,232,151)
Adjustments to reconcile net loss to cash used in operating activities:
Depletion and depreciation	503,767	239,085
Impairment of oil and gas properties	372,668	612,486
Stock and stock options issued for services	50,235	172,534
Stock issued for loan commitment	--	13,920
Stock option expense	492,491	372,422
Amortization of debt discounts	1,130,383	5,625
Amortization of deferred financing costs	3,731	--
Non-cash investment income	(3,588)	(16,182)
Change in fair value of derivatives	(476,522)	--
Changes in assets and liabilities:
Accounts receivable	(325,123)	(4,731)
Prepaid drilling contract	958,789	--
Deferred financing costs	(78,500)	(25,005)
Prepaid expenses	(608,067)	194,879
Accounts payable and accrued liabilities	315,812	(345,781)
Drilling contract liability	(658,025)	--
Net cash used in operating activities	(1,327,967)	(1,012,899)
Cash flows from investing activities:
Purchase of certificate of deposit	(80,000)	(1,025,000)
Investment in oil and gas properties and other fixed assets	(3,509,180)	(1,473,237)
Note receivable - related party	--	(200,000)
Deposits	--	5,000
Net cash used in investing activities	(3,589,180)	(2,693,237)
Cash flows from financing activities:
Proceeds from secured convertible note payable	5,500,000	--
Debt issuance costs	(580,000)	--
Repayment of notes payable - related parties and other	--	(367,000)
Stock issued for cash	1,950,040	2,750,000
Exercise of stock options	5,000	1,953,251
Net cash provided by financing activities	6,875,040	4,336,251
Net increase in cash	1,957,893	630,115
Cash and cash equivalents, beginning of period	417,884	287,446
Cash and cash equivalents, end of period	$2,375,777	$917,561

See accompanying notes to unaudited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)
(Continued)

Supplemental cash flow disclosures:
Interest paid	$--	$32,621
Taxes paid	$--	$--

Supplemental non-cash disclosures:
Stock issued for prepaid expenses	$--	$50,000
Stock issued for payment of accounts payable	$--	$30,000
Note issued for acquisition of leasehold interests	$--	$75,000
Purchase of treasury stock for note receivable - related party	$211,014	$--
Transfer to oil and gas properties from prepaid expenses	$1,702,780	$--

See accompanying notes to unaudited consolidated financial statements.

UNICORP, INC.
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
(UNAUDITED)

Note 1.  Organization and Nature of Business

    The accompanying unaudited financial statements of Unicorp, Inc. (the "Company" or "Unicorp") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for a complete financial presentation. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation, have been included in the accompanying unaudited consolidated financial statements. Operating results for the periods presented are not necessarily indicative of the results that may be expected for the full year.

    These consolidated financial statements should be read in conjunction with the financial statements and footnotes, which are included as part of the Company's Form 10-KSB/A (First Amendment) for the year ended December 31, 2006.

    Unicorp was originally incorporated in May 1981, in the State of Nevada under the name of Texoil, Inc. The Company is a natural resource company engaged in the exploration, exploitation, acquisition, development and production and sale of natural gas, crude oil and natural gas liquids from conventional reservoirs within the United States. Substantial portions of Unicorp’s operations are conducted in Louisiana, Mississippi and Texas.

    On July 29, 2004, Unicorp closed on a transaction acquiring all of the common stock of Affiliated Holdings, Inc., a Texas corporation (“AHI”), pursuant to a stock agreement by and among the Company, AHI and the stockholders of AHI (the “Stock Transaction”). As a result of the Stock Transaction, AHI became a wholly-owned subsidiary of the Company, through which oil and gas operations are being conducted. References herein to the Company include AHI.

    As of June 30, 2007, Unicorp had three wholly-owned subsidiaries as follows:

•
Affiliated Holdings, Inc. (“AHI”) - This subsidiary was incorporated in the State of Texas on July 12, 2004, for the purpose of the acquisition and development of oil and natural gas properties. On July 29, 2004, AHI exchanged 100% of its common stock for approximately 99.2% of the common stock of Unicorp. AHI is the subsidiary from which the Company is conducting its oil and gas operations.

•
Marcap International, Inc. (“Marcap”) - This subsidiary was incorporated in Texas on August 23, 1984, as Whitsitt Oil Company to engage in oil and gas exploration and production activities in Ohio and Texas. Marcap was acquired by the Company in 1988 and the name, Whitsitt Oil Company, was changed to Martex Trading Co., Inc. and subsequently to Marcap. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities. The Company intends to dissolve this subsidiary.

•
Laissez-Faire Group, Inc. (“LFGI”) - This subsidiary was incorporated in Texas on August 16, 1996 and acquired by the Company on December 31, 1997. LFGI has not yet engaged in any significant business activities. This subsidiary is a dormant subsidiary with no operations, no assets and no liabilities. The Company intends to dissolve this subsidiary.

    The Company has reclassified certain items within its financial statements to conform to the current period's presentation at June 30, 2007.

Note 2.  Stock-Based Compensation

    In December 2004, the Financial Accounting Standards Boards (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). This statement requires the cost resulting from all share-based payment transactions be recognized in the financial statements at their fair value on the grant date. SFAS No. 123(R) was adopted by the Company on January 1, 2006. The Company previously accounted for stock awards under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations.

The Company adopted SFAS No. 123(R) using the modified prospective application method described in the statement. Under the modified prospective application method, the Company applied the standard to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. The Company had no unvested options outstanding as of December 31, 2005, and consequently recorded no expense associated with unvested options during the six months ended June 30, 2006. During the quarter ended March 31, 2006, the Company issued 240,000 non-qualified stock options to its CEO and 120,000 non-qualified stock options to its CFO at an exercise price of $0.60 per share and immediately vested. The options were granted at the fair market value of the Company’s common stock on the date of grant. The Company used the Black-Scholes option pricing model and recorded $211,602 of expense in relation to these options. On February 1, 2006, the Company issued 700,000 non-qualified stock options to its COO, of which 450,000 would have vested over a two year period and 250,000 were based on performance conditions during the initial term of his employment agreement. The stock options were to expire four years from the date of grant and were exercisable at $0.05 per share. Management did not believe the performance conditions would be met and therefore did not accrue compensation expense related to the 250,000 stock options. For the 450,000 stock options which would have vested over a two year service period, the Company used the Black-Scholes option pricing model and determined the fair value of the stock options to be $771,937 which the Company began charging to expense over the two year vesting period. Since February 1, 2006 through June 30, 2007, the Company has recorded the entire fair value amount of $771,937 to expense in relation to these options. Effective February 15, 2007, the Company’s COO resigned his position and 600,000 of his 700,000 options were forfeited. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 204%, risk-free interest rate of 4.5%, and expected life of four years.

    Prior to the adoption of SFAS 123(R), the Company presented any tax benefits of deductions resulting from the exercise of stock options within operating cash flows in the consolidated statements of cash flow. SFAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (“excess tax benefits”) to be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption of SFAS 123(R). As a result of the Company’s net operating losses, the excess tax benefits that would otherwise be available to reduce income taxes payable have the effect of increasing the Company’s net operating loss carry-forwards. Accordingly, because the Company is not currently able to realize these excess tax benefits, such benefits have not been recognized in the statement of cash flow for the six month period ended June 30, 2007.

On July 29, 2004, the Board of Directors adopted the 2004 Stock Option Plan (the “2004 Plan”), which allows for the issuance of up to 6,000,000 stock options to directors, executive officers, employees and consultants of the Company who are contributing to the Company’s success. As of June 30, 2007, there were 1,542,000 non-qualified stock options outstanding at exercise prices ranging from $0.35 to $3.50 per share pursuant to the 2004 Plan and there were 2,079,607 shares available for issuance pursuant to the 2004 Plan. The 2004 Plan was approved by the shareholders on September 20, 2004.

During the three months ended March 31, 2007, the Company issued 120,000 stock options to its CFO in accordance with his employment agreement at an exercise price of $0.36 per share, the fair market value on the date of grant. The fair value of the option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 186%, risk-free interest rate of 4.5%, and expected life of five years. The Company recognized compensation expense of $41,680 in relation to these options. On June 25, 2007, the Company issued 500,000 stock options to its COO, vesting over a six month period, in accordance with his consulting agreement at an exercise price of $0.35 per share, the fair market value on the date of grant. The fair value of the option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield 0.0%, expected volatility of 180%, risk-free interest rate of 4.5%, and expected life of four years. During the quarter ended June 30, 2007, the Company recognized compensation expense of $32,678 in relation to these options.

At June 30, 2007, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.35 to $3.50 and 3 years and 1 month, respectively.

Note 3.  Accounts Receivable

    Accounts receivable consists of the following:

	June 30, 2007	December 31, 2006
Accrued production receivable	$395,726	$288,312
Joint interest receivables	221,249	120,713
Drilling rig contract receivable	123,025	--
Due from joint interest property operator	174,849	57,426
Other	--	250
Allowance for bad debt	--	--
	$914,849	$466,701

Note 4.  Note Receivable - Related Party

    On May 3, 2006, the Company entered into a loan agreement with Mr. Tommy Allen, a shareholder, whereby the Company loaned Mr. Allen $200,000 at an interest rate of six percent (6%) and due May 3, 2007, provided however, that on and after August 3, 2006, the Company may accelerate the maturity in its sole discretion to a date no earlier than twenty (20) business days after giving Mr. Allen notice. The note was initially secured with 19,690,000 shares of Unicorp common stock pursuant to a security agreement dated May 3, 2006. Effective July 27, 2006, the Company purchased 1,500,000 shares of Mr. Allen’s Unicorp common stock for $120,000 ($0.08 per share) and amended the security agreement to reduce the number of common shares as security from 19,690,000 to 18,190,000. On March 30, 2007, the Company retired the note and accrued interest through the purchase of 4,689,193 shares of Mr. Allen’s common stock at $0.045 per share for a total purchase price of $211,014. The 1,500,000 and 4,689,193 shares are being held as treasury stock.

Note 5.  Prepaid Drilling Contract

    On July 18, 2006, the Company entered into a contract with a national drilling contractor to drill a minimum of two wells on the Company’s prospects. The July 18, 2006, contract was terminated. On September 26, 2006, a new contract was entered into whereby the Company assigned the drilling rig to the operator of the North Laurel Ridge Prospect and the Company’s St. Martinville Prospect was identified as the second well commitment. Under the terms of the agreement, the Company prepaid $2,000,000 of drilling costs for the North Laurel Ridge Prospect and was obligated to obtain a $1,000,000 letter of credit in favor of the drilling contractor for the St. Martinville Prospect. In September 2006, the Company paid the drilling contractor the $2,000,000 prepayment and in October 2006 the Company paid in cash the $1,000,000 obligation to provide a letter of credit for the St. Martinville Prospect.

    In August 2006, the Company entered into a rig sharing agreement with another company desiring to utilize the drilling rig the Company had under contract. In accordance with the rig sharing agreement, the Company and the other party to the agreement agreed to share on an alternating basis the drilling rig under contract with the Company. The other party would enter into its own drilling contract with the drilling company. The Company and the other party agreed to share the cost of moving the drilling rig from Oklahoma to Louisiana on a 50/50 basis. Once the drilling rig is moved to the initial well to be drilled by the other party, the Company has agreed to pay 50% of the rig mobilization fee to said location. The Company billed the other party $518,814 for its share of moving the rig from Oklahoma to Louisiana, which amount was collected during the fourth quarter of 2006 and the Company paid the other party $180,075 to move the drilling rig from the St. Martinville prospect to the other party’s location, which amount the Company charged to expense.

On December 13, 2006, the drilling rig was released from the North Laurel Ridge Prospect and began its move to the St. Martinville prospect. Per agreement, the operator was limited to a maximum of $200,000 for the cost of moving and rigging up the drilling rig on the St. Martinville prospect. The Company charged the excess amount of $216,923 to expense. During December 2006, the Company received $1,000,000 from the operator as a prepayment for the use of the rig, which amount was reduced to $535,000 as a result of the drilling contractor’s invoiced amount for the month of December 2006 and is represented on the balance sheet at December 31, 2006 as a drilling contract liability. As of June 30, 2007, the Company has fulfilled its obligation to the drilling contractor and has released the drilling rig.

Note 6.  Prepaid Expenses

    Prepaid expenses consist of the following:

	June 30, 2007	December 31, 2006
Prepaid drilling costs	$578,944	$1,705,375
Prepaid legal fees	--	4,520
Prepaid insurance	31,854	33,116
Prepaid consulting	37,500	--
	$648,298	$1,743,011

    At June 30, 2007, prepaid drilling costs were comprised of cash advances to the operators of the Company’s Clemens Dome, North Cayuga and Catfish Creek prospects which represents the Company’s 29% working interest in the dry hole costs of its Clemens Dome prospect and its 21% and 33% working interests in the completion costs of its North Cayuga and Catfish Creek prospects, respectively. At December 31, 2006, prepaid drilling costs were comprised of cash advances paid to the operators of the Company’s South Creole and St. Martinville prospects which represents the Company’s 28.33% and 33.33% working interest, respectively, of the dry hole costs of the initial well on each prospect. Drilling operations on each prospect began in January 2007 and the Company charged the prepaid drilling costs to oil and gas properties.

Note 7.  Property and Equipment

Property and equipment includes the following:

	June 30, 2007	December 31, 2006
Oil and gas properties:
Subject to depletion	$8,551,300	$3,426,811
Unevaluated costs	1,781,108	1,697,644
Impairment	(1,500,615)	(1,127,947)
Accumulated depletion	(1,063,153)	(581,633)
Net oil and gas properties	7,768,640	3,414,875
Other fixed assets	234,314	230,306
Accumulated depreciation	(54,254)	(32,006)
Property and equipment, net	$7,948,700	$3,613,175

Effective June 1, 2007, the Company closed on a transaction and acquired a 100% working interest, 75% net revenue interest, in the Welsh Field located in Jefferson Davis Parish, Louisiana from two separate sellers. On June 1, 2007, the Welsh Field had two wells producing approximately 45 gross barrels of oil per day, two salt water disposal wells and an additional ten wells which were not producing. Upon closing of the purchase, the Company immediately began operations to repair one saltwater disposal well and two shut-in wells which were not producing due to mechanical problems. Production from the Welsh Field is currently approximately 70 gross barrels of oil per day. The Company intends to perform well repairs and/or recomplete into new formations the remaining seven wells, and one well has been determined to provide no utility or possible conversion to a saltwater disposal well. The purchase price was $1,300,000 and was funded from funds from the Company’s secured convertible notes. In addition to the Welsh Field, the Company obtained additional acreage in the North, Northeast and Northwest Welsh prospects in which it intends to begin drilling operations during the fourth fiscal quarter.

Note 8.  Notes Payable

Secured Convertible Notes

    To obtain funding for the Company’s ongoing operations, the Company entered into a securities purchase agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners L.P.), an accredited investor, on May 17, 2007, for the sale of $7,000,000 in secured convertible debentures. They will provide the Company with an aggregate of $7,000,000 as follows:

•	$3,500,000 was disbursed on May 17, 2007;
•	$2,000,000 was disbursed on June 29, 2007; and
•	$1,500,000 will be disbursed within three days after the effectiveness of the Company’s registration statement on Form SB-2.

    Accordingly, the Company has received a total of $5,500,000, less a 10% commitment fee of $550,000 and a $15,000 structuring fee for net proceeds of $4,935,000 pursuant to the securities purchase agreement. The Company had previously paid an additional $15,000 to Yorkville Advisors as a structuring fee. In connection with the securities purchase agreement, the Company issued YA Global Investors warrants to purchase an aggregate of 8,121,500 shares of common stock as follows:

•	warrant to purchase 2,545,000 shares of common stock exercisable at $0.55 per share;
•	warrant to purchase 2,154,000 shares of common stock exercisable at $0.65 per share;
•	warrant to purchase 1,867,000 shares of common stock exercisable at $0.75 per share and
•	warrant to purchase 1,555,500 shares of common stock exercisable at $0.90 per share.

    All of the warrants expire five years from the date of issuance.

    The convertible debentures bear interest at 9%, mature 30 months from the date of issuance, and are convertible into the Company’s common stock, at YA Global Investments’ option, at a rate of $0.50 per share, subject to adjustment. Based on this conversion price, the $7,000,000 in secured convertible debentures, excluding interest, are convertible into 14,000,000 shares of the Company’s common stock. YA Global Investments has contractually agreed to restrict its ability to convert its debentures or exercise its warrants and receive shares of the Company’s common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

The conversion price of the secured convertible debentures will be adjusted in the following circumstances:

•
If the Company pays a stock dividend, engages in a stock split, reclassifies its shares of common stock or engages in a similar transaction, the conversion price of the secured convertible debentures will be adjusted proportionately;

•
If the Company issues rights, options or warrants to all holders of its common stock (and not to YA Global Investments) entitling them to subscribe for or purchase shares of common stock at a price per share less than $0.50 per share, other than issuances specifically permitted by the securities purchase agreement, then the conversion price of the secured convertible debentures will be adjusted on a weighted-average basis;

•
If the Company issues shares, other than issuances specifically permitted by the securities purchase agreement of its common stock or rights, warrants, options or other securities or debt that are convertible into or exchangeable for shares of its common stock, at a price per share less than $0.50 per share, then the conversion price will be adjusted to such lower price on a full-ratchet basis;

•
If the Company distributes to all holders of its common stock (and not to YA Global Investments) evidences of indebtedness or assets or rights or warrants to subscribe for or purchase any security, then the conversion price of the secured convertible debenture will be adjusted based upon the value of the distribution as a percentage of the market value of its common stock on the record date for such distribution;

•
If the Company reclassifies its common stock or engages in a compulsory share exchange pursuant to which its common stock is converted into other securities, cash or property, YA Global Investments will have the option to either (i) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of its common stock following such transaction, or (ii) demand that the Company prepay the secured convertible debentures;

•
If the Company engages in a merger, consolidation or sale of more than one-half of its assets, then YA Global Investments will have the right to (i) demand that the Company prepay the secured convertible debentures, (ii) convert the secured convertible debentures into the shares of stock and other securities, cash and property receivable by holders of its common stock following such transaction, or (iii) in the case of a merger or consolidation, require the surviving entity to issue a convertible debenture with similar terms; and

•
If there is an occurrence of an event of default, as defined in the secured convertible debentures, or the secured convertible debentures are not redeemed or converted on or before the maturity date, the secured convertible debentures shall be convertible into shares of the Company’s common stock at the lower of (i) the then applicable conversion price; (ii) 90% of the average of the three lowest volume weighted average prices of the Company’s common stock, as quoted by Bloomberg, LP, during the 10 trading days immediately preceding the date of conversion; or (iii) 20% of the volume weighted average prices of the Company’s common stock, as quoted by Bloomberg, LP, on May 17, 2007.

    In connection with the securities purchase agreement, the Company also entered into a registration rights agreement providing for the filing, by July 2, 2007, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. The Company is obligated to use its best efforts to cause the registration statement to be declared effective no later than October 15, 2007, and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) May 17, 2009. In the event of a default of the Company’s obligations under the registration rights agreement, it is required to pay to YA Global Investments, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, a cash amount equal to 1% of the liquidated value of the then outstanding secured convertible debentures, up to a maximum amount of 12%.

In December 2006, FASB STAFF POSITION (“FSP”) No. EITF 00-19-2 Accounting for Registration Payment Arrangements was issued with guidance for the accounting of any future payments required by the registration rights agreement in regards to the timely filing and effectiveness of the registration statement with the SEC. This FSP specifies that the contingent obligation should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. The Company filed its initial registration statement with the SEC on June 18, 2007, and consequently has not recorded a contingent liability for damages to YA Global Investments.

In connection with the securities purchase agreement, the Company executed a security agreement in favor of YA Global Investments granting them a first priority security interest in certain of the Company’s goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, YA Global Investments has the right to take possession of the collateral, to operate the Company’s business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy the Company’s obligations under these agreements.

    The Company incurred debt issuance costs of $78,500 associated with the issuance of the convertible notes. These costs were capitalized as deferred financing costs and are being amortized over the life of the convertible notes using the effective interest method. Amortization expense related to the deferred financing costs was $3,731 for the quarter ended June 30, 2007.

    The Company analyzed the convertible notes and the warrants for derivative financial instruments, in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock. The convertible notes are hybrid instruments which contain more than one embedded derivative feature which would individually warrant separate accounting as derivative instruments under SFAS 133. The various embedded derivative features have been bundled together as a single, compound embedded derivative instrument that has been bifurcated from the debt host contract. The single compound embedded derivative features include the conversion feature with the convertible notes, maximum ownership and default provisions. The Company valued the compound embedded derivatives based on a probability weighted discounted cash flow model. The value at inception of the single compound embedded derivative liability was $1,958,285 and was bifurcated from the debt host contract and recorded as a derivative liability. The discount for the derivative will be accreted to interest expense using the effective interest method over the life of the convertible notes, or 30 months.

    Probability - Weighted Expected Cash Flow Methodology

    Assumptions: Single Compound Embedded Derivative within Convertible Note

	Inception May 17, 2007	As of June 30, 2007
Risk free interest rate	5.11%	4.84%
Timely registration	95.00%	95.00%
Default status	5.00%	5.00%
Alternative financing available and exercised	0.00%	0.00%
Trading volume, gross monthly dollars monthly rate increase	1.00%	1.00%
Annual growth rate stock price	29.70%	29.40%
Future projected volatility	210.51%	187.41%

The stock purchase warrants are freestanding derivative financial instruments which were valued using the Black-Scholes method. The fair value of the derivative liability of the warrants was recorded at $2,723,239 at inception on May 17, 2007. The unamortized discount of the warrant derivative liability of $2,539,093 will be accreted to interest expense using the effective interest method over the life of the convertible notes, or 30 months. The total accretion expense of the embedded derivative liability and the warrant derivative liability was $169,019 for the quarter ended June 30, 2007. The remaining value of $955,739 was expensed at inception to change in fair value of derivative financial instruments since the total fair value of the derivative at inception exceeded the note proceeds.

    Variables used in the Black-Scholes option-pricing model include (1) 4.84% to 5.11% risk-free interest rate, (2) expected warrant life is the actual remaining life of the warrant as of each period end, (3) expected volatility is from 187.41% to 210.51%; and (4) zero expected dividends.

    Both the embedded and freestanding derivative financial instruments were recorded as liabilities in the consolidated balance sheet and measured at fair value. These derivative liabilities will be marked-to-market each quarter with the change in fair value recorded as either a gain or loss in the income statement.

    The impact of the application of SFAS No. 133 and EITF 00-19 in regards to the derivative liabilities on the balance sheet and statements of operations as of and through June 30, 2007 are as follows:

	Transaction Date May 17, 2007	Liability as of June 30, 2007
Derivative liability - single compound embedded derivatives within the convertible notes	$1,352,500	$1,958,285
Derivative liability - warrants	2,723,239	2,723,239
Total	$4,075,739	4,681,524
Net change in fair value of derivatives		(476,522)
Derivative liabilities		$4,205,002

    The following summarizes the financial presentation of the convertible notes at inception and June 30, 2007:

	At Inception May 17, 2007	As of June 30, 2007
Notional amount of convertible notes	$3,500,000	$5,500,000
Adjustments:
Discount for single compound embedded derivatives within convertible notes	(3,500,000)	(4,305,785)
Amortized discount on notes payable	--	169,019
Convertible notes balance, net	$--	$1,363,234

Existing Non-Employee Stock Options

    The secured convertible notes are potentially convertible into an unlimited number of common shares, resulting in the Company no longer having the control to physically or net share settle existing non-employee stock options. Thus under EITF 00-19, all non-employee stock options that are exercisable during the period that the notes are outstanding are required to be treated as derivative liabilities and recorded at fair value until the provisions requiring this treatment have been settled.

As of the date of issuance of the notes on May 17, 2007, the fair value of options to purchase 317,000 shares totaling $63,125 was reclassified to the liability caption “Derivative liabilities” from additional paid-in capital. The fair value as of June 30, 2007 was determined using the closing price of $0.35, the respective exercise price ($0.35 to $3.50), the remaining term on each contract (1.3 to 4 years), the relevant risk free interest rate (4.50%) as well as the relevant volatility (179.54%).

    In accordance with the provisions of EITF 00-19, the Company is required to adjust the carrying value of these non-employee stock options to fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of other expense or income. Accordingly, these non-employee stock options were revalued as of June 30, 2007. In valuing these stock options at June 30, 2007, the Company used the closing price of the Company’s stock of $0.35, the respective exercise price ($0.35 to $3.50), the remaining term on each contract (1.3 to 4 years), the relevant risk free interest rate (4.50%) as well as the relevant volatility (179.54%). The Company recorded $63,125 as a derivative liability related to non-employee stock option grants after funding.

    The determination of fair value for the non-employee stock options includes significant estimates by management including volatility of the Company’s common stock, and interest rates among other items. The recorded value of the non-employee stock options can fluctuate significantly based on fluctuations in the fair value of the Company’s common stock, as well as in the volatility of the stock price during the term used for observation and the term remaining for exercise of the stock options. The fluctuation in estimated fair value may be significant from period-to-period which, in turn, may have a significant impact on reported financial condition and results of operations.

Other Convertible Note

During March 2006, the Company issued $75,000 principal amount in the form of a two-year, 10% convertible unsecured note to La Mesa Partners, L.C. The note is due March 9, 2008 and the funds were used to pay for lease bonus costs on the Company’s Ohio and Logan County, Kentucky prospects. At the option of the note holder, the note is convertible into common stock of the Company at a conversion price of $1.00 per share anytime after March 9, 2007. Interest on the 10% convertible note is payable quarterly out of available cash flow from operations as determined by the Company’s Board of Directors, or if not paid but accrued, will be paid at the next fiscal quarter or at maturity. The conversion price of the note was calculated based on a discount to the bid price on the date of funding. As the conversion price was below the fair value of the common stock on the date issued, the Company has recorded the beneficial conversion feature of the note in accordance with the provisions found in EITF 98-5 by recording a $22,500 discount on the note. The discount was being amortized over a twelve month period beginning April 1, 2006, and the Company has charged $22,500 to interest expense during the twelve month period ended March 31, 2007.

The other convertible note payable at June 30, 2007 and December 31, 2006, are as follows:

	Short-term	Long-term
	June 30, 2007	December 31, 2006
Note due to La Mesa Partners, L.C. in the principal amount of $75,000, at an annual interest rate of 10%, due March 9, 2008 and convertible into Company common stock at $1.00 per share. The Company has recorded $22,500 as a beneficial conversion feature on this note and has amortized $22,500 during the twelve months ended March 31, 2007.	$75,000	$69,375
Total convertible notes payable	$75,000	$69,375

Note 9.  Accounts Payable and Accrued Liabilities

    Accrued liabilities include the following:

	June 30, 2007	December 31, 2006
Accounts payable	$754,523	$482,071
Oil and gas payable	15,271	53,569
Accrued oil and gas production costs	40,660	5,493
Accrued interest on secured convertible note	37,973	--
Accrued interest on short-term debt	9,822	6,103
Accrued 401-K employee contribution	4,800	--
	$863,049	$547,236

    Oil and gas payable represents the amount due to the working interest owners in the Company’s Greene County, Mississippi property for the sale of oil. The Company records a receivable from the purchaser of the oil for 100% of the working interest sale of oil and an offsetting amount for the working interest owners’ share of production to be paid upon receipt of revenue from the purchaser.

Note. 10. Commitments and Contingencies

    Effective February 2, 2006, the Company entered into a thirty-eight month lease, beginning April 1, 2006, for approximately 5,582 square feet of office space from Walton Houston Galleria Office, L.P. (“Walton”). Under the terms of the lease, the Company was required to issue a forty (40) month $25,000 letter of credit secured by a $25,000 certificate of deposit in favor of Walton and pay the initial three months rent in advance. Future minimum lease payments for operating leases with initial non-cancelable lease terms in excess of one year are as follows:

Years Ending December 31,
2007	$101,057
2008	102,453
2009	43,028
Thereafter	--
Total lease commitments	$246,538

Note 11.  Funding

    On February 3, 2006, the Company entered into an Equity Distribution Agreement with YA Global Investments, L.P. (formerly, Cornell Capital Partners L.P.). Under the Equity Distribution Agreement, the Company may, at its discretion, periodically sell to YA Global Investments shares of its common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Equity Distribution Agreement, YA Global Investments will pay Unicorp 91%, or a 9% discount on the per share price of Unicorp’s common stock on the principal market. YA Global Investments’ obligation to purchase shares of Unicorp’s common stock under the Equity Distribution Agreement is subject to certain conditions, including Unicorp obtaining an effective registration statement for shares of common stock sold under the Equity Distribution Agreement and is limited to $2,000,000 per five business days.

Upon the execution of the Equity Distribution Agreement, YA Global Investments received as a one-time commitment fee 322,222 shares of the Company’s common stock which was valued at $300,000 on the date of issuance. In connection with the Equity Distribution Agreement, the Company had also entered into a placement agent agreement, dated as of August 8, 2005, with Monitor Capital Inc., a non-affiliated registered broker-dealer. Upon execution of the placement agent agreement, Monitor Capital Inc. received, as a one-time placement agent fee, 11,111 shares of the Company’s common stock in an amount equal to $10,000 divided by the closing bid price of its shares on the date of issuance. The Company recorded the costs of these stock issuances and payments made for legal fees pursuant to this funding transaction as deferred offering costs on its balance sheet and charged the deferred financing costs to additional paid-in capital during the quarterly periods ended June 30 and March 31, 2006.

The Company filed an initial registration statement with the SEC registering 5,903,743 shares of Unicorp common stock which included YA Global Investments’ 322,222 shares issued as a commitment fee and Monitor Capital’s 11,111 shares issued as a placement agent fee. The initial registration statement was declared effective by the SEC on February 14, 2006, and as of August 31, 2006, the Company had issued 5,569,058 shares of its common stock to YA Global Investments and had received net proceeds of $3,982,500.

    On September 8, 2006, the Company filed a new registration statement registering 10,000,000 shares of Unicorp common stock to be issued to YA Global Investments in conjunction with the Equity Distribution Agreement in order to obtain the additional $5,800,000 of gross proceeds not received under the initial registration statement. This registration statement was declared effective by the SEC on October 23, 2006, and as June 30, 2007, the Company has issued 10,000,000 shares of its common stock to YA Global Investments and has received net proceeds of $3,372,539.

Note `12. Common Stock

    During the six months ended June 30, 2007, the Company issued 100,000 shares of its common stock to its former COO through the exercise of 100,000 stock options and received proceeds of $5,000 ($0.05 per share), 100,000 shares to an individual for legal services which it value at $33,035 ($0.33 per share), and 50,000 shares of its restricted common stock to an individual for consulting services valued at $17,200 ($0.344 per share). In addition, the Company issued 6,198,698 shares to YA Global Investments and received net proceeds of $1,950,039.

Note 13.  Related Party Transactions

Notes Payable

See Note 4 for a discussion of loans to an affiliated shareholder.